Exhibit 99.4

FLUOR CORPORATION

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Fluor Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fluor Corporation (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of earnings, comprehensive income, cash flows and changes in equity for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 20, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1973.

Dallas, Texas

February 20, 2018,

except for Note 17, as to which the date is

August 2, 2018

FLUOR CORPORATION

CONSOLIDATED STATEMENT OF EARNINGS

	Year Ended December 31,
(in thousands, except per share amounts)	2017	2016	2015
TOTAL REVENUE	$19,520,970	$19,036,525	$18,114,048
TOTAL COST OF REVENUE	18,902,480	18,246,209	17,019,352
OTHER (INCOME) AND EXPENSES
Gain related to a partial sale of a subsidiary	—	—	(68,162)
Pension settlement charge	—	—	239,896
Corporate general and administrative expense	192,187	191,073	168,329
Interest expense	67,638	69,689	44,770
Interest income	(27,776)	(17,046)	(16,689)
Total cost and expenses	19,134,529	18,489,925	17,387,496
EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	386,441	546,600	726,552
INCOME TAX EXPENSE	121,972	219,151	245,888
EARNINGS FROM CONTINUING OPERATIONS	264,469	327,449	480,664
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	(5,658)
NET EARNINGS	264,469	327,449	475,006
LESS: NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	73,092	46,048	62,494
NET EARNINGS ATTRIBUTABLE TO FLUOR CORPORATION	$191,377	$281,401	$412,512
AMOUNTS ATTRIBUTABLE TO FLUOR CORPORATION
Earnings from continuing operations	$191,377	$281,401	$418,170
Loss from discontinued operations, net of tax	—	—	(5,658)
Net earnings	$191,377	$281,401	$412,512
BASIC EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO FLUOR CORPORATION
Earnings from continuing operations	$1.37	$2.02	$2.89
Loss from discontinued operations, net of tax	—	—	(0.04)
Net earnings	$1.37	$2.02	$2.85
DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO FLUOR CORPORATION
Earnings from continuing operations	$1.36	$2.00	$2.85
Loss from discontinued operations, net of tax	—	—	(0.04)
Net earnings	$1.36	$2.00	$2.81
SHARES USED TO CALCULATE EARNINGS PER SHARE
Basic	139,761	139,171	144,805
Diluted	140,893	140,912	146,722
DIVIDENDS DECLARED PER SHARE	$0.84	$0.84	$0.84

See Notes to Consolidated Financial Statements.

FLUOR CORPORATION

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended December 31,
(in thousands)	2017	2016	2015

NET EARNINGS	$264,469	$327,449	$475,006

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Foreign currency translation adjustment	74,424	(64,380)	(104,595)
Ownership share of equity method investees’ other comprehensive income (loss)	(701)	6,036	(7,513)
Defined benefit pension and postretirement plan adjustments	15,609	(5,137)	162,615
Unrealized gain (loss) on derivative contracts	4,743	(662)	(126)
Unrealized gain (loss) on available-for-sale securities	(444)	207	(211)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	93,631	(63,936)	50,170

COMPREHENSIVE INCOME	358,100	263,513	525,176

LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	72,296	46,006	61,227

COMPREHENSIVE INCOME ATTRIBUTABLE TO FLUOR CORPORATION	$285,804	$217,507	$463,949

See Notes to Consolidated Financial Statements.

FLUOR CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share amounts)	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents ($516,046 and $439,942 related to variable interest entities (“VIEs”))	$1,804,075	$1,850,436
Marketable securities, current ($91,295 and $48,155 related to VIEs)	161,134	111,037
Accounts and notes receivable, net ($327,652 and $232,242 related to VIEs)	1,602,751	1,700,224
Contract work in progress ($132,500 and $124,677 related to VIEs)	1,458,533	1,537,289
Other current assets ($9,229 and $24,017 related to VIEs)	574,764	411,284
Total current assets	5,601,257	5,610,270
PROPERTY, PLANT AND EQUIPMENT
Land	82,794	77,985
Buildings and improvements	493,704	490,047
Machinery and equipment	1,501,452	1,364,231
Furniture and fixtures	155,423	157,104
Construction in progress	62,237	50,047
	2,295,610	2,139,414
Less accumulated depreciation	1,201,929	1,122,191
Net property, plant and equipment ($44,004 and $53,728 related to VIEs)	1,093,681	1,017,223
OTHER ASSETS
Marketable securities, noncurrent	113,622	143,553
Goodwill	564,683	532,239
Investments	878,863	740,385
Deferred taxes	316,472	454,109
Deferred compensation trusts	381,826	348,487
Other ($27,631 and $24,248 related to VIEs)	377,288	370,151
Total other assets	2,632,754	2,588,924
TOTAL ASSETS	$9,327,692	$9,216,417
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable ($258,592 and $221,601 related to VIEs)	$1,512,740	$1,590,506
Revolving credit facility and other borrowings	27,361	82,243
Advance billings on contracts ($361,701 and $263,393 related to VIEs)	874,036	763,774
Accrued salaries, wages and benefits ($32,678 and $35,573 related to VIEs)	706,520	734,649
Other accrued liabilities ($44,211 and $32,015 related to VIEs)	453,513	644,857
Total current liabilities	3,574,170	3,816,029
LONG-TERM DEBT DUE AFTER ONE YEAR	1,591,598	1,517,949
NONCURRENT LIABILITIES	669,525	639,608
CONTINGENCIES AND COMMITMENTS

EQUITY
Shareholders’ equity
Capital stock
Preferred — authorized 20,000,000 shares ($0.01 par value), none issued	—	—
Common — authorized 375,000,000 shares ($0.01 par value); issued and outstanding —139,918,324 and 139,258,483 shares in 2017 and 2016, respectively	1,399	1,393
Additional paid-in capital	88,222	38,317
Accumulated other comprehensive loss	(402,242)	(496,669)
Retained earnings	3,654,931	3,582,150
Total shareholders’ equity	3,342,310	3,125,191
Noncontrolling interests	150,089	117,640
Total equity	3,492,399	3,242,831
TOTAL LIABILITIES AND EQUITY	$9,327,692	$9,216,417

See Notes to Consolidated Financial Statements.

FLUOR CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$264,469	$327,449	$475,006
Adjustments to reconcile net earnings to cash provided (utilized) by operating activities:
Loss from discontinued operations, net of taxes	—	—	5,658
Pension settlement charge	—	—	239,896
Depreciation of fixed assets	206,113	211,095	188,700
Amortization of intangibles	19,156	14,818	1,038
(Earnings) loss from equity method investments, net of distributions	2,849	12,180	(1,597)
Gain related to a partial sale of a subsidiary	—	—	(68,162)
Gain on sale of property, plant and equipment	(22,746)	(21,604)	(31,272)
Amortization of stock-based awards	40,669	40,086	61,053
Deferred compensation trust	(49,539)	(22,332)	44,298
Deferred compensation obligation	52,615	29,323	(6,854)
Statute expirations and tax settlements	—	(13,280)	(7,827)
Deferred taxes	100,286	(7,912)	4,675
Net retirement plan accrual (contributions)	(8,846)	(1,756)	(37,805)
Changes in operating assets and liabilities	(11,899)	135,393	303,896
Cash outflows from discontinued operations	—	—	(316,195)
Other items	8,844	2,459	(5,376)
Cash provided by operating activities	601,971	705,919	849,132
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of marketable securities	(237,360)	(359,986)	(386,021)
Proceeds from the sales and maturities of marketable securities	216,436	522,094	411,380
Capital expenditures	(283,107)	(235,904)	(240,220)
Proceeds from disposal of property, plant and equipment	96,102	81,162	94,323
Proceeds from sale of buildings	—	—	82,082
Proceeds from a partial sale of a subsidiary	—	—	45,566
Investments in partnerships and joint ventures	(273,117)	(518,220)	(91,078)
Acquisitions, net of cash acquired	—	(240,740)	—
Other items	(3,232)	10,243	17,461
Cash utilized by investing activities	(484,278)	(741,351)	(66,507)
CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	—	(9,718)	(509,658)
Dividends paid	(117,995)	(117,995)	(125,204)
Proceeds from issuance of 1.75% Senior Notes	—	552,958	—
Debt and credit facility issuance costs	—	(3,513)	—
Repayment of Stork Notes, convertible debt and other borrowings	—	(333,654)	(28,425)
Borrowings under revolving lines of credit	—	882,142	—
Repayment of borrowings under revolving lines of credit	(53,455)	(917,027)	—
Distributions paid to noncontrolling interests	(47,215)	(57,904)	(58,986)
Capital contributions by noncontrolling interests	6,397	9,072	5,254
Taxes paid on vested restricted stock	(6,186)	(7,007)	(8,400)
Stock options exercised	9,380	3,658	1,780
Other items	(6,428)	(11,362)	(4,591)
Cash utilized by financing activities	(215,502)	(10,350)	(728,230)
Effect of exchange rate changes on cash	51,448	(53,668)	(97,634)
Decrease in cash and cash equivalents	(46,361)	(99,450)	(43,239)
Cash and cash equivalents at beginning of year	1,850,436	1,949,886	1,993,125
Cash and cash equivalents at end of year	$1,804,075	$1,850,436	$1,949,886

See Notes to Consolidated Financial Statements.

FLUOR CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained	Total Shareholders’	Noncontrolling
(in thousands, except per share amounts)	Shares	Amount	Capital	Income (Loss)	Earnings	Equity	Interests	Total Equity
BALANCE AS OF DECEMBER 31, 2014	148,634	$1,486	$—	$(484,212)	$3,593,597	$3,110,871	$112,959	$3,223,830
Net earnings	—	—	—	—	412,512	412,512	62,494	475,006
Other comprehensive income (loss)	—	—	—	51,437	—	51,437	(1,267)	50,170
Dividends ($0.84 per share)	—	—	—	—	(122,609)	(122,609)	—	(122,609)
Distributions to noncontrolling interests	—	—	—	—	—	—	(58,986)	(58,986)
Capital contributions by noncontrolling interests	—	—	—	—	—	—	5,254	5,254
Other noncontrolling interest transactions	—	—	334	—	—	334	(4,302)	(3,968)
Stock-based plan activity	321	5	54,656	—	—	54,661	—	54,661
Repurchase of common stock	(10,105)	(101)	(54,789)	—	(454,768)	(509,658)	—	(509,658)
Debt conversions	168	—	(201)	—	—	(201)	—	(201)
BALANCE AS OF DECEMBER 31, 2015	139,018	$1,390	$—	$(432,775)	$3,428,732	$2,997,347	$116,152	$3,113,499
Net earnings	—	—	—	—	281,401	281,401	46,048	327,449
Other comprehensive loss	—	—	—	(63,894)	—	(63,894)	(42)	(63,936)
Dividends ($0.84 per share)	—	—	270	—	(118,265)	(117,995)	—	(117,995)
Distributions to noncontrolling interests	—	—	—	—	—	—	(57,904)	(57,904)
Capital contributions by noncontrolling interests	—	—	—	—	—	—	9,072	9,072
Other noncontrolling interest transactions	—	—	852	—	—	852	4,314	5,166
Stock-based plan activity	443	5	37,193	—	—	37,198	—	37,198
Repurchase of common stock	(203)	(2)	2	—	(9,718)	(9,718)	—	(9,718)
BALANCE AS OF DECEMBER 31, 2016	139,258	$1,393	$38,317	$(496,669)	$3,582,150	$3,125,191	$117,640	$3,242,831
Net earnings	—	—	—	—	191,377	191,377	73,092	264,469
Other comprehensive income (loss)	—	—	—	94,427	—	94,427	(796)	93,631
Dividends ($0.84 per share)	—	—	374	—	(118,596)	(118,222)	—	(118,222)
Distributions to noncontrolling interests	—	—	—	—	—	—	(47,215)	(47,215)
Capital contributions by noncontrolling interests	—	—	—	—	—	—	6,397	6,397
Other noncontrolling interest transactions	—	—	1,610	—	—	1,610	971	2,581
Stock-based plan activity	660	6	47,921	—	—	47,927	—	47,927
BALANCE AS OF DECEMBER 31, 2017	139,918	$1,399	$88,222	$(402,242)	$3,654,931	$3,342,310	$150,089	$3,492,399

See Notes to Consolidated Financial Statements.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              Major Accounting Policies

Principles of Consolidation

The financial statements include the accounts of Fluor Corporation and its subsidiaries (“the company”). The company frequently forms joint ventures or partnerships with unrelated third parties primarily for the execution of single contracts or projects. The company assesses its joint ventures and partnerships at inception to determine if any meet the qualifications of a variable interest entity (“VIE”) in accordance with Accounting Standards Codification (“ASC”) 810, “Consolidation.” If a joint venture or partnership is a VIE and the company is the primary beneficiary, the joint venture or partnership is fully consolidated (see Note 16 below). For construction partnerships and joint ventures, unless full consolidation is required, the company generally recognizes its proportionate share of revenue, cost and profit in its Consolidated Statement of Earnings and uses the one-line equity method of accounting in the Consolidated Balance Sheet, which is a common application of ASC 810-10-45-14 in the construction industry. The cost and equity methods of accounting are also used, depending on the company’s respective ownership interest and amount of influence on the entity, as well as other factors. At times, the company also executes projects through collaborative arrangements for which the company recognizes its relative share of revenue and cost.

All significant intercompany transactions of consolidated subsidiaries are eliminated. Certain amounts disclosed in 2016 and 2015 have been reclassified to conform to the 2017 presentation. Management has evaluated all material events occurring subsequent to the date of the financial statements up to the filing date of this annual report on Form 10-K.

The Consolidated Financial Statements as of and for the year ended December 31, 2016 include the financial statements of Stork Holding B.V. (“Stork”) since March 1, 2016, the date of acquisition. See Note 18 for a discussion of the acquisition.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available through the date of the issuance of the financial statements. Therefore, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include securities with maturities of three months or less at the date of purchase. Securities with maturities beyond three months are classified as marketable securities within current and noncurrent assets.

Marketable Securities

Marketable securities consist of time deposits placed with investment grade banks with original maturities greater than three months, which by their nature are typically held to maturity, and are classified as such because the company has the intent and ability to hold them to maturity. Held-to-maturity securities are carried at amortized cost. The company also has investments in debt securities which are classified as available-for-sale because the investments may be sold prior to their maturity date. Available-for-sale securities are carried at fair value. The cost of securities sold is determined by using the specific identification method. Marketable securities are assessed for other-than-temporary impairment.

Engineering and Construction Contracts

The company recognizes engineering and construction contract revenue using the percentage-of-completion method, based primarily on contract cost incurred to date compared to total estimated contract cost. Cost of revenue includes an allocation of depreciation and amortization. Customer-furnished materials, labor and equipment and, in certain cases, subcontractor materials, labor and equipment, are included in revenue and cost of revenue when management believes that the company is responsible for the ultimate acceptability of the project. Contracts are generally segmented between types of services, such as engineering and construction, and accordingly, gross margin related to each activity is recognized as those separate services are rendered. Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined. Pre-contract costs are expensed as incurred unless they are expected to be recovered from the client. Revenue recognized in excess of amounts billed is classified as a current asset under contract work in progress. Advances that are payments on account of contract work in progress of $337 million and $382 million as of December 31, 2017 and 2016, respectively, have been deducted from contract work in progress. Amounts billed to clients in excess of revenue

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

recognized to date are classified as a current liability under advance billings on contracts. The company anticipates that substantially all incurred cost associated with contract work in progress as of December 31, 2017 will be billed and collected in 2018.

The company recognizes revenue, but not profit, for certain claims (including change orders in dispute and unapproved change orders in regard to both scope and price) when it is determined that recovery of incurred cost is probable and the amounts can be reliably estimated. Under claims accounting (ASC 605-35-25), these requirements are satisfied when (a) the contract or other evidence provides a legal basis for the claim, (b) additional costs were caused by circumstances that were unforeseen at the contract date and not the result of deficiencies in the company’s performance, (c) claim-related costs are identifiable and considered reasonable in view of the work performed, and (d) evidence supporting the claim is objective and verifiable. Cost, but not profit, associated with unapproved change orders is accounted for in revenue when it is probable that the cost will be recovered through a change in the contract price. In circumstances where recovery is considered probable but the revenue cannot be reliably estimated, cost attributable to change orders is deferred pending determination of the impact on contract price. If the requirements for recognizing revenue for claims or unapproved change orders are met, revenue is recorded only to the extent that costs associated with the claims or unapproved change orders have been incurred. Back charges to suppliers or subcontractors are recognized as a reduction of cost when it is determined that recovery of such cost is probable and the amounts can be reliably estimated. Disputed back charges are recognized when the same requirements described above for claims accounting have been satisfied. The company generally provides limited warranties for work performed under its engineering and construction contracts. The warranty periods typically extend for a limited duration following substantial completion of the company’s work on a project. Historically, warranty claims have not resulted in material costs incurred, and any estimated costs for warranties are included in the individual project cost estimates for purposes of accounting for long-term contracts.

Service Contracts

For service contracts (including maintenance contracts) that do not satisfy the criteria for revenue recognition using the percentage-of-completion method, revenue is recognized when services are performed. Revenue recognized on service contracts that have not been billed to clients is classified as a current asset under contract work in progress. Amounts billed to clients in excess of revenue recognized on service contracts to date are classified as a current liability under advance billings on contracts.

Research and Development

The company maintains a controlling interest in NuScale Power, LLC (“NuScale”), the operations of which are primarily research and development activities. In May 2014, NuScale entered into a cooperative agreement establishing the terms and conditions of a funding award totaling $217 million under the DOE’s Small Modular Reactor Licensing Technical Support Program. This cost-sharing award requires NuScale to use the DOE funds to cover first-of-a-kind engineering costs associated with small modular reactor design development and certification. The DOE is to provide cost reimbursement for up to 43 percent of qualified expenditures incurred during the period from June 1, 2014 to May 31, 2019, up to the total funding award of $217 million. The company anticipates that it will have received cost reimbursements from the DOE totaling $217 million by the end of the first quarter of 2018. Costs associated with NuScale’s research and development activities, net of qualifying reimbursements under the cost-sharing award, are expensed as incurred and reported as a reduction of “Total cost of revenue” in the Consolidated Statement of Earnings. In December 2016, NuScale submitted its design certification application to the U.S. Nuclear Regulatory Commission for approval of NuScale’s small modular nuclear reactor commercial power plant design. Aside from the operations of NuScale, the company generally does not engage in significant research and development activities for new products and services.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Leasehold improvements are amortized over the shorter of their economic lives or the lease terms. Depreciation is calculated using the straight-line method over the following ranges of estimated useful service lives, in years:

	December 31,		Estimated Useful Service
(cost in thousands)	2017	2016	Lives
Buildings	$316,398	$322,495	20 – 40
Building and leasehold improvements	177,306	167,552	6 – 20
Machinery and equipment	1,501,452	1,364,231	2 – 10
Furniture and fixtures	155,423	157,104	2 – 10

Goodwill and Intangible Assets

Goodwill is not amortized but is subject to annual impairment tests. Interim testing for impairment is performed if indicators of potential impairment exist. For purposes of impairment testing, goodwill is allocated to the applicable reporting units based on the current reporting structure. When testing goodwill for impairment quantitatively, the company compares the fair value of each reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized. During 2017, the company completed its annual goodwill impairment test and quantitatively determined that none of the goodwill was impaired. The company recorded $417 million of goodwill during 2016 in conjunction with the Stork acquisition (see Note 18). The increase in goodwill during 2017 was entirely related to foreign currency translation gains. Goodwill for each of the company’s segments is presented in Note 17.

In September 2017, the company voluntarily changed the date of its annual goodwill impairment testing for all reporting units previously assessed as of March 1 to October 1. Prior to this change, goodwill impairment testing for certain reporting units was performed as of March 1, while goodwill impairment testing for certain recent acquisitions was performed as of October 1. This voluntary change is preferable as it better aligns the timing of the goodwill impairment testing with the completion of the company’s strategic and annual operating planning process. The voluntary change in accounting principle related to the annual testing date will not delay, accelerate or avoid an impairment charge. This change is not applied retrospectively as it is impracticable to do so because retrospective application would require application of significant estimates and assumptions with the use of hindsight. Accordingly, the change will be applied prospectively.

The following table provides a summary of the net carrying value of acquired intangible assets as of December 31, 2017 and 2016, including the weighted average life of each major intangible asset class, in years:

	December 31,		Weighted Average
(in thousands)	2017	2016	Life
Customer relationships (finite-lived)	$103,374	$111,616	8
Trade names (finite-lived)	7,279	8,034	13
Trade names (indefinite-lived)	53,004	47,425	—
In-process research and development (indefinite-lived)	16,900	19,038	—
Other (finite-lived)	7,795	4,184	10
Total intangible assets	$188,352	$190,297

Intangible assets with finite lives are amortized on a straight-line basis over the useful lives of those assets. The aggregate amortization expense for intangible assets with finite lives is expected to be $19 million during 2018, 2019, 2020 and 2021   and $18 million during 2022. Intangible assets with indefinite lives are not amortized but are subject to annual impairment tests. Interim testing for impairment is also performed if indicators of potential impairment exist. An intangible asset with an indefinite life is impaired if its carrying value exceeds its fair value. As of December 31, 2017, none of the company’s intangible assets with indefinite lives were impaired. In-process research and development associated with the company’s investment in NuScale is considered indefinite lived until the related technology is available for commercial use.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the company’s financial statements or tax returns. The company evaluates the realizability of its deferred tax assets and maintains a valuation allowance, if necessary, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. The factors used to assess the likelihood of realization are the company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in the applicable taxing jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the company’s effective tax rate on future earnings.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The company recognizes potential interest and penalties related to unrecognized tax benefits within its global operations in income tax expense.

Judgment is required in determining the consolidated provision for income taxes as the company considers its worldwide taxable earnings and the impact of the continuing audit process conducted by various tax authorities. The final outcome of these audits by foreign jurisdictions, the Internal Revenue Service and various state governments could differ materially from that which is reflected in the Consolidated Financial Statements.

Derivatives and Hedging

The company limits exposure to foreign currency fluctuations in most of its engineering and construction contracts through provisions that require client payments in currencies corresponding to the currencies in which cost is incurred. Certain financial exposure, which includes currency and commodity price risk associated with engineering and construction contracts, currency risk associated with monetary assets and liabilities denominated in nonfunctional currencies and risk associated with interest rate volatility, may subject the company to earnings volatility. In cases where financial exposure is identified, the company generally implements a hedging strategy utilizing derivatives or hedging instruments to mitigate the risk. The company’s hedging instruments are designated as either fair value or cash flow hedges in accordance with ASC 815, “Derivatives and Hedging.” The company formally documents its hedge relationships at inception, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. The company also formally assesses, both at inception and at least quarterly thereafter, whether the hedging instruments are highly effective in offsetting changes in the fair value of the hedged items. The fair values of all hedging instruments are recognized as assets or liabilities at the balance sheet date. For fair value hedges, the effective portion of the change in the fair value of the hedging instrument is offset against the change in the fair value of the underlying asset or liability through earnings. For cash flow hedges, the effective portion of the hedging instrument’s gain or loss due to changes in fair value is recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) and is reclassified into earnings when the hedged item settles. Any ineffective portion of a hedging instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated or do not qualify as hedging instruments, the change in the fair value of the derivative is offset against the change in the fair value of the underlying asset or liability through earnings. The company does not enter into derivative instruments for speculative purposes. Under ASC 815, in certain limited circumstances, foreign currency payment provisions could be deemed embedded derivatives. If an embedded foreign currency derivative is identified, the derivative is bifurcated from the host contract and the change in fair value is recognized through earnings. The company maintains master netting arrangements with certain counterparties to facilitate the settlement of derivative instruments; however, the company reports the fair value of derivative instruments on a gross basis.

Concentrations of Credit Risk

Accounts receivable and all contract work in progress are from clients in various industries and locations throughout the world. Most contracts require payments as the projects progress or, in certain cases, advance payments. The company generally does not require collateral, but in most cases can place liens against the property, plant or equipment constructed or terminate the contract, if a material default occurs. The company evaluates the counterparty credit risk of third parties as part of its project risk review process and in determining the appropriate level of reserves. The company maintains adequate reserves for potential credit losses and generally such losses have been minimal and within management’s estimates.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Cash and marketable securities are deposited with major banks throughout the world. Such deposits are placed with high quality institutions and the amounts invested in any single institution are limited to the extent possible in order to minimize concentration of counterparty credit risk.

The company’s counterparties for derivative contracts are large financial institutions selected based on profitability, strength of balance sheet, credit ratings and capacity for timely payment of financial commitments. There are no significant concentrations of credit risk with any individual counterparty related to our derivative contracts.

The company monitors the credit quality of its counterparties and has not incurred any significant credit risk losses related to its deposits or derivative contracts.

Stock-Based Plans

The company applies the provisions of ASC 718, “Compensation — Stock Compensation,” in its accounting and reporting for stock-based compensation. ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. All unvested options outstanding under the company’s option plans have grant prices equal to the market price of the company’s stock on the dates of grant. Compensation cost for restricted stock and restricted stock units is determined based on the fair market value of the company’s stock at the date of grant. Compensation cost for stock appreciation rights is determined based on the change in the fair market value of the company’s stock during the period. Stock-based compensation expense is generally recognized over the required service period, or over a shorter period when employee retirement eligibility is a factor. Certain awards that may be settled in cash or company stock are classified as liabilities and remeasured at fair value at the end of each reporting period until the awards are settled.

Other Comprehensive Income (Loss)

ASC 220, “Comprehensive Income,” establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. The company reports the cumulative foreign currency translation adjustments, unrealized gains and losses on available-for-sale securities and derivative contracts, ownership share of equity method investees’ other comprehensive income (loss), and adjustments related to defined benefit pension and postretirement plans, as components of accumulated other comprehensive income (loss).

The tax effects of the components of other comprehensive income (loss) are as follows:

	Year Ended December 31,
	2017			2016			2015
(in thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount	Before-Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Other comprehensive income (loss):
Foreign currency translation adjustment	$110,291	$(35,867)	$74,424	$(102,707)	$38,327	$(64,380)	$(166,487)	$61,892	$(104,595)
Ownership share of equity method investees’ other comprehensive income (loss)	(1,163)	462	(701)	8,734	(2,698)	6,036	(12,226)	4,713	(7,513)
Defined benefit pension and postretirement plan adjustments	22,052	(6,443)	15,609	(5,518)	381	(5,137)	257,414	(94,799)	162,615
Unrealized gain (loss) on derivative contracts	7,593	(2,850)	4,743	(1,064)	402	(662)	(302)	176	(126)
Unrealized gain (loss) on available-for-sale securities	(711)	267	(444)	332	(125)	207	(337)	126	(211)
Total other comprehensive income (loss)	138,062	(44,431)	93,631	(100,223)	36,287	(63,936)	78,062	(27,892)	50,170
Less: Other comprehensive loss attributable to noncontrolling interests	(796)	—	(796)	(42)	—	(42)	(1,267)	—	(1,267)
Other comprehensive income (loss) attributable to Fluor Corporation	$138,858	$(44,431)	$94,427	$(100,181)	$36,287	$(63,894)	$79,329	$(27,892)	$51,437

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The changes in AOCI balances by component (after-tax) for the year ended December 31, 2017 are as follows:

(in thousands)	Foreign Currency Translation	Ownership Share of Equity Method Investees’ Other Comprehensive Income (Loss)	Defined Benefit Pension and Postretirement Plans	Unrealized Gain (Loss) on Derivative Contracts	Unrealized Gain (Loss) on Available- for-Sale Securities	Accumulated Other Comprehensive Income (Loss), Net
Attributable to Fluor Corporation:
Balance as of December 31, 2016	$(286,449)	$(31,913)	$(167,667)	$(10,375)	$(265)	$(496,669)
Other comprehensive income (loss) before reclassifications	75,272	(2,001)	11,456	5,499	(497)	89,729
Amount reclassified from AOCI	—	1,300	4,153	(808)	53	4,698
Net other comprehensive income (loss)	75,272	(701)	15,609	4,691	(444)	94,427
Balance as of December 31, 2017	$(211,177)	$(32,614)	$(152,058)	$(5,684)	$(709)	$(402,242)

Attributable to Noncontrolling Interests:
Balance as of December 31, 2016	$(614)	$—	$—	$(52)	$—	$(666)
Other comprehensive income (loss) before reclassifications	(848)	—	—	13	—	(835)
Amount reclassified from AOCI	—	—	—	39		39
Net other comprehensive income (loss)	(848)	—	—	52	—	(796)
Balance as of December 31, 2017	$(1,462)	$—	$—	$—	$—	$(1,462)

The changes in AOCI balances by component (after-tax) for the year ended December 31, 2016 are as follows:

(in thousands)	Foreign Currency Translation	Ownership Share of Equity Method Investees’ Other Comprehensive Income (Loss)	Defined Benefit Pension and Postretirement Plans	Unrealized Gain (Loss) on Derivative Contracts	Unrealized Gain (Loss) on Available- for-Sale Securities	Accumulated Other Comprehensive Income (Loss), Net
Attributable to Fluor Corporation:
Balance as of December 31, 2015	$(222,569)	$(37,949)	$(162,530)	$(9,255)	$(472)	$(432,775)
Other comprehensive income (loss) before reclassifications	(63,880)	6,036	(9,888)	(5,943)	312	(73,363)
Amount reclassified from AOCI	—	—	4,751	4,823	(105)	9,469
Net other comprehensive income (loss)	(63,880)	6,036	(5,137)	(1,120)	207	(63,894)
Balance as of December 31, 2016	$(286,449)	$(31,913)	$(167,667)	$(10,375)	$(265)	$(496,669)

Attributable to Noncontrolling Interests:
Balance as of December 31, 2015	$(114)	$—	$—	$(510)	$—	$(624)
Other comprehensive income (loss) before reclassifications	(500)	—	—	159	—	(341)
Amount reclassified from AOCI	—	—	—	299		299
Net other comprehensive income (loss)	(500)	—	—	458	—	(42)
Balance as of December 31, 2016	$(614)	$—	$—	$(52)	$—	$(666)

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The changes in AOCI balances by component (after-tax) for the year ended December 31, 2015 are as follows:

(in thousands)	Foreign Currency Translation	Ownership Share of Equity Method Investees’ Other Comprehensive Income (Loss)	Defined Benefit Pension and Postretirement Plans	Unrealized Gain (Loss) on Derivative Contracts	Unrealized Gain (Loss) on Available- for-Sale Securities	Accumulated Other Comprehensive Income (Loss), Net
Attributable to Fluor Corporation:
Balance as of December 31, 2014	$(119,416)	$(30,436)	$(325,145)	$(8,954)	$(261)	$(484,212)
Other comprehensive loss before reclassifications	(109,361)	(9,000)	(5,382)	(3,260)	(116)	(127,119)
Amount reclassified from AOCI	6,208	1,487	167,997	2,959	(95)	178,556
Net other comprehensive income (loss)	(103,153)	(7,513)	162,615	(301)	(211)	51,437
Balance as of December 31, 2015	$(222,569)	$(37,949)	$(162,530)	$(9,255)	$(472)	$(432,775)

Attributable to Noncontrolling Interests:
Balance as of December 31, 2014	$1,328	$—	$—	$(685)	$—	$643
Other comprehensive loss before reclassifications	(1,442)	—	—	(101)	—	(1,543)
Amount reclassified from AOCI	—	—	—	276		276
Net other comprehensive income (loss)	(1,442)	—	—	175	—	(1,267)
Balance as of December 31, 2015	$(114)	$—	$—	$(510)	$—	$(624)

During 2017, functional currency exchange rates for most of the company’s international operations strengthened against the U.S. dollar, resulting in unrealized translation gains. During 2016 and 2015, functional currency exchange rates for most of the company’s international operations weakened against the U.S. dollar, resulting in unrealized translation losses.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The significant items reclassified out of AOCI and the corresponding location and impact on the Consolidated Statement of Earnings are as follows:

	Location in Consolidated	Year Ended December 31,
(in thousands)	Statements of Earnings	2017	2016	2015
Component of AOCI:
Foreign currency translation adjustment	Gain related to a partial sale of a subsidiary	$—	$—	$(9,932)
Income tax benefit	Income tax expense	—	—	3,724
Net of tax		$—	$—	$(6,208)

Ownership share of equity method investees’ other comprehensive loss	Total cost of revenue	$(1,713)	$—	$(1,487)
Income tax benefit	Income tax expense	413	—	—
Net of tax		$(1,300)	$—	$(1,487)

Defined benefit pension plan adjustments	Various accounts (1)	$(6,638)	$(7,602)	$(268,795)
Income tax benefit	Income tax expense	2,485	2,851	100,798
Net of tax		$(4,153)	$(4,751)	$(167,997)

Unrealized gain (loss) on derivative contracts:
Commodity and foreign currency contracts	Total cost of revenue	$2,956	$(6,388)	$(3,490)
Interest rate contracts	Interest expense	(1,678)	(1,678)	(1,678)
Income tax benefit (net)	Income tax expense	(509)	2,944	1,933
Net of tax:		769	(5,122)	(3,235)
Less: Noncontrolling interests	Net earnings attributable to noncontrolling interests	(39)	(299)	(276)

Net of tax and noncontrolling interests		$808	$(4,823)	$(2,959)

Unrealized gain on available-for-sale securities	Corporate general and administrative expense	$(85)	$168	$152
Income tax expense	Income tax expense	32	(63)	(57)
Net of tax		$(53)	$105	$95

(1)         Defined benefit pension plan adjustments were reclassified primarily to total cost of revenue, corporate general and administrative expense and pension settlement charge.

Recent Accounting Pronouncements

New accounting pronouncements implemented by the company during 2017 or requiring implementation in future periods are discussed below or in the related notes, where appropriate.

In the fourth quarter of 2017, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP related to the enactment of the comprehensive tax legislation, commonly referred to as the Tax Cuts and Jobs Act (discussed in Note 4). SAB 118  allows a company to record a provisional amount when it does not have the necessary information available, prepared, or analyzed in reasonable detail to complete the accounting for the change in the tax law. The measurement period ends when the company has obtained, prepared and analyzed the information necessary to finalize the accounting, but cannot extend beyond one year. This guidance was adopted in the fourth quarter of 2017.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In the third quarter of 2017, the company elected to adopt Accounting Standards Update (“ASU”) 2017-04, “Simplifying the Test for Goodwill Impairment” before its effective date. ASU 2017-04 removes the second step of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Management does not expect the adoption of ASU 2017-04 to have any impact on the company’s financial position, results of operations or cash flows.

In the first quarter of 2017, the company adopted ASU 2016-17, “Interests Held through Related Parties That Are Under Common Control” which amends the consolidation requirements that apply to a single decision maker’s evaluation of interests held through related parties that are under common control when it is determining whether it is the primary beneficiary of a variable interest entity. The adoption of ASU 2016-17 did not have any impact on the company’s financial position, results of operations or cash flows.

In the first quarter of 2017, the company adopted ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.” This ASU is intended to simplify various aspects of accounting for share-based payment awards, including income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and forfeiture rate calculations. As a result of the adoption of ASU 2016-09, the excess tax benefits and tax deficiencies associated with option exercises and vested share awards are now recognized as income tax benefit or expense in the Condensed Consolidated Statement of Earnings instead of in additional paid-in capital. Additionally, the excess tax benefits are now presented as an operating activity on the Condensed Consolidated Statement of Cash Flows, rather than as a financing activity. ASU 2016-09 also changed the method the company uses to calculate shares for diluted earnings per share (discussed further in Note 11). The company adopted the provision of ASU 2016-09 on a prospective basis; therefore, these changes were effective beginning in the first quarter of 2017. The adoption of ASU 2016-09 did not have a material impact on the company’s financial position, results of operations or cash flows.

In the first quarter of 2017, the company adopted ASU 2016-07, “Simplifying the Transition to the Equity Method of Accounting” which eliminates the requirement to retrospectively apply equity method accounting when an investor obtains significant influence over a previously held investment. The adoption of ASU 2016-07 did not have any impact on the company’s financial position, results of operations or cash flows.

In the first quarter of 2017, the company adopted ASU 2016-05, “Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships.” This ASU clarifies that the novation of a derivative contract in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. The adoption of ASU 2016-05 did not have any impact on the company’s financial position, results of operations or cash flows.

New accounting pronouncements requiring implementation in future periods are discussed below.

In February 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. ASU 2018-02 is effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating the impact that the adoption of ASU 2018-02 will have on the company’s financial position, results of operations and cash flows.

In August 2017, the FASB issued ASU 2017-12, “Targeted Improvements to Accounting for Hedging Activities.” This ASU amends the FASB’s hedge accounting model to enable entities to better portray their risk management activities in the financial statements. ASU 2017-12 expands an entity’s ability to hedge nonfinancial and financial risk components and eliminates the requirement to separately measure and report hedge ineffectiveness. ASU 2017-12 is effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. Management does not expect the adoption of ASU 2017-12 to have a material impact on the company’s financial position, results of operations or cash flows.

In May 2017, the FASB issued ASU 2017-09, “Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting,” which clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as a modification. Entities should apply the modification accounting guidance if the value, vesting conditions or classification of the award changes. ASU 2017-09 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted and prospective application is required. Management does not expect the adoption of ASU 2017-09 to have a material impact on the company’s financial position, results of operations or cash flows.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In March 2017, the FASB issued ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” ASU 2017-07 requires employers to present the service cost component of net periodic benefit cost in the same income statement line item as other compensation costs arising from services rendered during the period. The other components of net periodic benefit cost are required to be presented separately from the service cost component. ASU 2017-07 is effective for interim and annual reporting periods beginning after December 15, 2017. Management does not expect the adoption of ASU 2017-07 to have a material impact on the company’s financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” which changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. ASU 2017-01 requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities is not a business. ASU 2017-01 is effective for interim and annual reporting periods beginning after December 15, 2017. Management does not expect the adoption of ASU 2017-01 to have any impact on the company’s financial position, results of operations or cash flows.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).” ASU 2016-18 requires an entity to include in its cash and cash-equivalent balances in the statement of cash flows those amounts that are deemed to be restricted cash and restricted cash equivalents. ASU 2016-18 is effective for interim and annual reporting periods beginning after December 15, 2017. Management does not expect the adoption of ASU 2016-18 to have a material impact on the company’s financial position, results of operations or cash flows.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 amends the guidance in Accounting Standards Codification (“ASC”) 230, which often requires judgment to determine the appropriate classification of cash flows as operating, investing or financing activities, and has resulted in diversity in practice in how certain cash receipts and cash payments are classified. ASU 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017 and should be applied on a retrospective basis. Management does not expect the adoption of ASU 2016-15 to have a material impact on the company’s cash flows.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” The amendments in this ASU replace the incurred loss impairment methodology in current practice with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to estimate credit losses. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. Management does not expect the adoption of ASU 2016-13 to have a material impact on the company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, “Leases: Amendments to the FASB Accounting Standards Codification,” and issued subsequent amendments to the initial guidance in September 2017 within ASU 2017-13 which continues to amend the existing guidance on accounting for leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. ASU 2016-02 also requires the recognition of lease assets and lease liabilities on the balance sheet, and the disclosure of key information about leasing arrangements. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted and modified retrospective application is required for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. Management is currently evaluating the impact of adopting ASU 2016-02 on the company’s financial position, results of operations and cash flows.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall - Recognition and Measurement of Financial Assets and Financial Liabilities.” This ASU requires entities to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and to recognize any changes in fair value in net income unless the investments qualify for a practicability exception. ASU 2016-01 is effective for interim and annual reporting periods beginning after December 15, 2017. Management does not expect the adoption of ASU 2016-01 to have a material impact on the company’s financial position, results of operations or cash flows.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 outlines a five-step process for revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards, and also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Major provisions include determining which goods and services are distinct and represent separate performance obligations, how variable consideration (which may include change orders and claims) is recognized, whether revenue should be recognized at a point in time or over time and ensuring the time value of money is considered in the transaction price.

As a result of the deferral of the effective date in ASU 2015-14, “Revenue from Contracts with Customers — Deferral of the Effective Date,” the company will now be required to adopt ASU 2014-09 for interim and annual reporting periods beginning after December 15, 2017. ASU 2014-09 can be applied either retrospectively to each prior period presented or as a cumulative-effect adjustment as of the date of adoption.

In March 2016, the FASB issued ASU 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” which clarifies the principal versus agent guidance in ASU 2014-09. ASU 2016-08 clarifies how an entity determines whether to report revenue gross or net based on whether it controls a specific good or service before it is transferred to a customer. ASU 2016-08 also reframes the indicators to focus on evidence that an entity is acting as a principal rather than as an agent.

In April 2016, the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing,” which amends certain aspects of ASU 2014-09. ASU 2016-10 amends how an entity should identify performance obligations for immaterial promised goods or services, shipping and handling activities and promises that may represent performance obligations. ASU 2016-10 also provides implementation guidance for determining the nature of licensing and royalties arrangements.

In May 2016, the FASB issued ASU 2016-12, “Narrow-Scope Improvements and Practical Expedients,” which also clarifies certain aspects of ASU 2014-09 including the assessment of collectability, presentation of sales taxes, treatment of noncash consideration, and accounting for completed contracts and contract modifications at transition.

In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which allows an entity to determine the provision for loss contracts at either the contract level or the performance obligation level as an accounting policy election.

In February 2017, the FASB issued ASU 2017-05, “Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets,” which clarifies that the scope and application of ASC 610-20 on accounting for the sale or transfer of nonfinancial assets and in substance nonfinancial assets to noncustomers, including partial sales, applies only when the asset (or asset group) does not meet the definition of a business. ASU 2017-05, 2016-20, 2016-12, 2016-10 and 2016-08 are effective upon adoption of ASU 2014-09. The company will adopt ASU 2014-09 during the first quarter of 2018 using the modified retrospective method that will result in a cumulative effect adjustment as of the date of adoption.

In September 2017, the FASB issued ASU 2017-13, “Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments,” which also provides additional implementation guidance on the previously issued ASU 2014-09. The amendments represent guidance related to the effective dates of the standards noted above, therefore, the amendments themselves do not have an effective date.

In 2014, the company established a cross-functional implementation team which included representatives from the company’s four operating segments. The implementation team has evaluated the impact of adopting the new standard on the company’s contracts expected to be uncompleted as of January 1, 2018 (the date of adoption). The evaluation included reviewing the company’s accounting policies and practices to identify differences that would result from applying the requirements of the new standard. The company has identified and made changes to its processes, systems and controls to support recognition and disclosure under the new standard. The implementation team has worked closely with various industry groups to conclude on certain interpretative issues.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Management continues to evaluate the impact of adopting ASU 2014-09, 2016-08, 2016-10, 2016-12, 2016-20,  2017-05 and 2017-13 on the company’s financial position, results of operations, cash flows and related disclosures. Under the new standard, the company will continue to recognize engineering and construction contract revenue over time using the percentage-of-completion method, based primarily on contract cost incurred to date compared to total estimated contract cost. Revenue on the majority of the company’s contracts will continue to be recognized over time because of the continuous transfer of control to the customer. However, adoption of the new standard will affect the manner in which the company determines the unit of account for its projects (i.e., performance obligations). Under existing guidance, the company typically segments revenue and margin recognition between the engineering and construction phases of its contracts. Upon adoption, the entire engineering and construction contract will typically be a single unit of account (a single performance obligation), which will result in a more constant recognition of revenue and margin over the term of the contract. Based on the company’s most recent assessment of existing contracts, the adoption of ASU 2014-09 is expected to result in a cumulative effect adjustment to decrease retained earnings by a range of $300 million to $350 million as of January 1, 2018.

2.              Discontinued Operations

During 2015, the company recorded an after-tax loss from discontinued operations of $6 million resulting from the settlement of lead exposure cases related to the divested lead business of St. Joe Minerals Corporation and The Doe Run Company in Herculaneum, Missouri, which the company sold in 1994, and the payment of legal fees incurred in connection with a pending indemnification action against the buyer of the lead business for these settlements and others. The tax effect associated with this loss was $3 million.

3.              Consolidated Statement of Cash Flows

The changes in operating assets and liabilities as shown in the Consolidated Statement of Cash Flows are comprised of:

	Year Ended December 31,
(in thousands)	2017	2016	2015
(Increase) decrease in:
Accounts and notes receivable, net	$162,655	$(337,775)	$190,141
Contract work in progress	140,556	(72,419)	80,742
Other current assets	(138,638)	19,311	(20,861)
Other assets	(3,944)	250,332	(54,726)
Increase (decrease) in:
Trade accounts payable	(137,441)	200,480	(57,317)
Advance billings on contracts	60,808	43,985	243,996
Accrued liabilities	(65,207)	40,088	(38,529)
Other liabilities	(30,688)	(8,609)	(39,550)
Increase (decrease) in cash due to changes in operating assets and liabilities	$(11,899)	$135,393	$303,896
Cash paid during the year for:
Interest	$61,560	$72,057	$40,585
Income taxes (net of refunds)	175,045	164,836	249,921

4.              Income Taxes

The Tax Cuts and Jobs Act (“the Act”) was enacted into law on December 22, 2017. Income tax effects resulting from changes in tax laws are accounted for by the company in accordance with the authoritative guidance, which requires that these tax effects be recognized in the period in which the law is enacted and the effects are recorded as a component of the provision for income taxes from continuing operations. As a result, the company recorded provisions for income tax resulting from the enactment of the Act for the year ended December 31, 2017, as described below.

As of December 31, 2017, the company had not fully completed its accounting for the tax effects of the enactment of the Act. The company’s provision for income taxes for the year ended December 31, 2017 is based in part on a reasonable estimate of the effects on its transition tax and existing deferred tax balances. For the amounts that the company was able to reasonably estimate, the company recognized tax expense of $37 million relating to the enactment of the Act. As the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

company completes its analysis of the Act, collects and prepares necessary data, and interprets any additional guidance issued by the U.S. Treasury Department, the U.S. Internal Revenue Service (“IRS”), and other standard-setting bodies, the company may make adjustments to the provisional amounts. These amounts may materially impact the company’s provision for income taxes in the period in which adjustments are made. The primary components of the $37 million tax expense resulting from the Act include:

•            Tax expense in the amount of $76 million related to the revaluation of deferred tax assets and liabilities due to the reduction of the U.S. corporate tax rate from 35% to 21% under the Act.

•            A tax benefit of $39 million as a result of the one-time transition tax on previously unremitted foreign earnings. This included the release of deferred tax liabilities for unremitted foreign earnings, which exceeded $34 million of additional tax on the one-time transition tax. The transition tax deems a repatriation of the post-1986 earnings and profits not previously distributed (or deemed distributed). The company has made adjustments related to the withholding taxes that would be imposed by foreign jurisdictions should the deemed repatriations be followed by actual cash repatriations but has not made any policy decisions regarding whether to indefinitely reinvest any amounts deemed repatriated. While the company has accrued the transition tax on the deemed repatriation of unremitted foreign earnings, the company was unable to determine a reasonable estimate of the remaining tax liability, if any, under the Act for its remaining outside basis differences. Therefore, the company has not included a provisional amount for this item in its financial statements for the year ended December 31, 2017. The company will record amounts as needed for this item beginning in the first reporting period during the measurement period in which the company obtains necessary information and is able to analyze and prepare a reasonable estimate.

The Act includes provisions for Global Intangible Low-Taxed Income (“GILTI”), under which taxes on foreign income are imposed in excess of a deemed return on tangible assets of foreign corporations. In general this income will effectively be taxed at a 10.5% tax rate. As a result, the company’s deferred tax assets and liabilities are being evaluated to determine if the deferred tax assets and liabilities should be recognized for the basis differences expected to reverse as a result of GILTI provisions that are effective for the company after the year ending December 31, 2017. Because of the complexity of the new GILTI tax rules, the company is continuing to evaluate this provision of the Act and the application of the relevant U.S. GAAP provisions.  Under U.S. GAAP, the company is allowed to make an accounting policy election of either (i) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”), or (ii) factoring such amounts into a company’s measurement of its deferred taxes (the “deferred method”). Currently, the company has not elected a method and will only do so after its completion of the analysis of the GILTI provisions.  Its election method will depend, in part, on analyzing its global income to determine whether the company expects to have future U.S. inclusions in its taxable income related to GILTI and, if so, the impact that is expected.

The income tax expense (benefit) included in the Consolidated Statement of Earnings from continuing operations is as follows:

	Year Ended December 31,
(in thousands)	2017	2016	2015
Current:
Federal	$(119,875)	$120,798	$22,465
Foreign	145,064	95,198	203,125
State and local	(3,503)	11,067	15,623
Total current	21,686	227,063	241,213
Deferred:
Federal	15,720	58,601	8,867
Foreign	75,688	(65,656)	(5,630)
State and local	8,878	(857)	1,438
Total deferred	100,286	(7,912)	4,675
Total income tax expense	$121,972	$219,151	$245,888

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A reconciliation of U.S. statutory federal income tax expense to income tax expense is as follows:

	Year Ended December 31,
(in thousands)	2017	2016	2015
U.S. statutory federal tax expense	$135,255	$191,310	$254,293
Increase (decrease) in taxes resulting from:
State and local income taxes	6,326	5,785	11,518
Other permanent items, net	(1,072)	(11,101)	(5,828)
Worthless stock	(15,175)	—	—
Noncontrolling interests	(25,582)	(16,117)	(21,873)
Foreign losses, net	(1,055)	24,288	8,640
Valuation allowance, net	22,860	6,978	5,611
Statute expirations and tax authority settlements	—	(13,280)	(7,827)
Revaluation due to Section 987 tax law change	—	24,156	—
Impact of tax reform	37,423	—	—
International restructuring	(46,295)	—	—
Other, net	9,287	7,132	1,354
Total income tax expense	$121,972	$219,151	$245,888

Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. The tax effects of significant temporary differences giving rise to deferred tax assets and liabilities are as follows:

	December 31,
(in thousands)	2017	2016
Deferred tax assets:
Accrued liabilities not currently deductible:
Employee compensation and benefits	$28,410	$117,981
Employee time-off accrual	58,500	94,134
Project and non-project reserves	40,966	46,219
Tax basis of investments in excess of book basis	—	69,195
Net operating loss carryforward	184,517	180,450
U.S. foreign tax credit carryforward	168,027	—
Other comprehensive loss	71,537	271,878
Other	66,286	34,147
Total deferred tax assets	618,243	814,004
Valuation allowance for deferred tax assets	(99,529)	(81,360)
Deferred tax assets, net	$518,714	$732,644
Deferred tax liabilities:
Book basis of property, equipment and other capital costs in excess of tax basis	(86,780)	(88,262)
Residual U.S. tax on unremitted non-U.S. earnings	—	(161,827)
Dividend withholding on unremitted non-U.S. earnings	(42,201)	—
Other	(73,261)	(28,446)
Total deferred tax liabilities	(202,242)	(278,535)
Deferred tax assets, net of deferred tax liabilities	$316,472	$454,109

The company had non-U.S. net operating loss carryforwards related to various jurisdictions of approximately $794 million as of December 31, 2017. Of the total losses, $557 million can be carried forward indefinitely and $237 million will begin to expire in various jurisdictions starting in 2018.

The company had U.S. foreign tax credits of approximately $168 million as of December 31, 2017, which will expire in 2028.

The company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. The valuation allowance for 2017 and 2016 is primarily due to the deferred tax assets established for certain net operating loss carryforwards and certain reserves on investments. In 2017 and 2016, the company released

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

valuation allowances on branch net operating losses of $5 million and $127 million, respectively. In 2016, the strong earnings history of our U.K. branch provided enough positive evidence to release a $127 million valuation allowance on its net operating loss carryforward. This release did not impact total tax expense as it related to branch income which is included in the U.S. tax return.

On December 7, 2016, the U.S. Treasury issued regulations under Internal Revenue Code Section 987 (“Section 987 Regulations”) which prescribes how companies are required to calculate foreign currency translation gains and losses for income tax purposes for branches that have functional currencies other than the U.S. dollar. The issuance of the Section 987 Regulations necessitated the reduction of deferred tax assets in the amount of $24 million in 2016.

The company conducts business globally and, as a result, the company or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, the Netherlands, South Africa, the United Kingdom and the United States. Although the company believes its reserves for its tax positions are reasonable, the final outcome of tax audits could be materially different, both favorably and unfavorably. With a few exceptions, the company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2013.

In 2016, the company concluded an audit with the IRS for tax years 2012-2013. This resulted in a net reduction in tax expense of $11 million.

The unrecognized tax benefits as of December 31, 2017 and 2016 were $61 million and $59 million, of which $13 million and $9 million, if recognized, would have favorably impacted the effective tax rates at the end of 2017 and 2016, respectively. The company does not anticipate any significant changes to the unrecognized tax benefits within the next twelve months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits including interest and penalties is as follows:

(in thousands)	2017	2016
Balance at beginning of year	$58,881	$42,203
Change in tax positions of prior years	3,024	30,034
Change in tax positions of current year	—	—
Reduction in tax positions for statute expirations	—	(1,044)
Reduction in tax positions for audit settlements	(1,249)	(12,312)
Balance at end of year	$60,656	$58,881

The company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The company had $8 million of accrued interest and penalties as of both December 31, 2017 and 2016.

U.S. and foreign earnings from continuing operations before taxes are as follows:

	Year Ended December 31,
(in thousands)	2017	2016	2015
United States	$(222,979)	$(33,414)	$12,520
Foreign	609,420	580,014	714,032
Total	$386,441	$546,600	$726,552

Earnings from continuing operations before taxes in the United States decreased in 2017 compared to 2016 primarily due to pre-tax charges totaling $260 million related to forecast revisions for estimated cost growth at three fixed-price, gas-fired power plants in the southeastern United States. Earnings from continuing operations before taxes in foreign jurisdictions were relatively flat as compared to 2016. Earnings from continuing operations before taxes in foreign jurisdictions decreased in 2016 compared to 2015 primarily due to lower contributions from the Energy & Chemicals segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.              Retirement Benefits

The company sponsors contributory and non-contributory defined contribution retirement and defined benefit pension plans for eligible employees worldwide.

Defined Contribution Retirement Plans

Domestic and international defined contribution retirement plans are available to eligible salaried and craft employees. Contributions to defined contribution retirement plans are based on a percentage of the employee’s eligible compensation. The company recognized expense of $165 million, $167 million and $146 million associated with contributions to its defined contribution retirement plans during 2017, 2016 and 2015, respectively.

Defined Benefit Pension Plans

Certain defined benefit pension plans are available to eligible international salaried employees. A defined benefit pension plan was previously available to U.S. salaried and craft employees; however, the U.S. defined benefit pension plan (the “U.S. plan”) was terminated on December 31, 2014 (see further discussion below). Contributions to defined benefit pension plans are at least the minimum amounts required by applicable regulations. Benefit payments under these plans are generally based upon length of service and/or a percentage of qualifying compensation.

The company’s Board of Directors previously approved amendments to freeze the accrual of future service-related benefits for salaried participants of the U.S. plan as of December 31, 2011 and craft participants of the U.S. plan as of December 31, 2013. During the fourth quarter of 2014, the company’s Board of Directors approved an amendment to terminate the U.S. plan effective December 31, 2014. In December 2015, the company settled the remaining obligations associated with the U.S. plan. Plan participants received vested benefits from the plan assets by electing either a lump-sum distribution, roll-over contribution to other defined contribution or individual retirement plans, or an annuity contract with a third-party provider. As a result of the settlement, the company was relieved of any further obligation. During 2015, the company recorded a pension settlement charge of $251 million, of which $11 million was reimbursable and included in “Total cost of revenue” and $240 million was recorded as “Pension settlement charge” in the Consolidated Statement of Earnings. The settlement charge consisted primarily of unrecognized actuarial losses included in AOCI. The settlement of the plan obligations did not have a material impact on the company’s cash position.

The company’s defined benefit pension plan in the Netherlands was closed to new participants on December 31, 2013. The company previously approved an amendment to freeze the accrual of future service-related benefits for eligible participants of the U.K. pension plan as of April 1, 2011.

Net periodic pension expense for the U.S. and non-U.S. defined benefit pension plans included the following components:

	U.S. Pension Plan			Non-U.S. Pension Plans
	Year Ended December 31,			Year Ended December 31,
(in thousands)	2017	2016	2015	2017	2016	2015
Service cost	$—	$—	$6,800	$18,780	$19,507	$20,517
Interest cost	—	—	16,116	22,525	26,435	26,511
Expected return on assets	—	—	(19,711)	(40,272)	(39,535)	(49,066)
Amortization of prior service cost/(credits)	—	—	867	(828)	(813)	(814)
Recognized net actuarial loss	—	—	9,714	7,890	8,819	7,681
Loss on settlement	—	—	250,946	184	396	390
Net periodic pension expense	$—	$—	$264,732	$8,279	$14,809	$5,219

The ranges of assumptions indicated below cover defined benefit pension plans in the United States, the Netherlands, the United Kingdom, Germany, the Philippines and Australia and are based on the economic environment in each host country at the end of each respective annual reporting period. The discount rates for the non-U.S. defined benefit pension plans were determined primarily based on a hypothetical yield curve developed from the yields on high quality corporate and government bonds with durations consistent with the pension obligations in those countries. The discount rate for the U.S. plan was determined based on assumptions which reflected the intended settlement of the plan in 2015. Benefits that were

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

assumed to be settled as lump-sum payments to plan participants were estimated using interest rates prescribed by law. Benefits that were assumed to be settled through an annuity purchase were estimated using a blend of U.S. Treasury and high-quality corporate bond discount rates. The expected long-term rate of return on asset assumptions utilizing historical returns, correlations and investment manager forecasts are established for all relevant asset classes including public U.S. and international equities and government, corporate and other debt securities.

	U.S. Pension Plan			Non-U.S. Pension Plans
	December 31,			December 31,
	2017	2016	2015	2017	2016	2015
For determining projected benefit obligation at year-end:
Discount rates	N/A	N/A	N/A	1.90-5.50%	1.90-5.00%	2.35-5.50%
Rates of increase in compensation levels	N/A	N/A	N/A	2.25-7.00%	2.25-7.00%	2.25-7.00%
For determining net periodic cost for the year:
Discount rates	N/A	N/A	1.95%	1.90-5.00%	1.90-5.50%	2.20-5.00%
Rates of increase in compensation levels	N/A	N/A	N/A	2.25-7.00%	2.25-7.00%	2.25-8.00%
Expected long-term rates of return on assets	N/A	N/A	2.95%	1.90-7.40%	4.30-7.00%	4.90-7.00%

The company evaluates the funded status of each of its retirement plans using the above assumptions and determines the appropriate funding level considering applicable regulatory requirements, tax deductibility, reporting considerations and other factors. The funding status of the plans is sensitive to changes in long-term interest rates and returns on plan assets, and funding obligations could increase substantially if interest rates fall dramatically or returns on plan assets are below expectations. Assuming no changes in current assumptions, the company expects to contribute up to $25 million to its defined benefit pension plans in 2018, which is expected to be in excess of the minimum funding required. If the discount rates were reduced by 25 basis points, plan liabilities for the defined benefit pension plans would increase by approximately $57 million.

The following table sets forth the target allocations and the weighted average actual allocations of plan assets:

	December 31,
	Target Allocation	2017	2016
Asset category:
Debt securities	65% - 75%	68%	68%
Equity securities	20% - 30%	25%	26%
Other	0% - 10%	7%	6%
Total		100%	100%

The company’s investment strategy is to maintain asset allocations that appropriately address risk within the context of seeking adequate returns. Investment allocations are determined by each plan’s governing body. Asset allocations may be affected by local regulations. Long-term allocation guidelines are set and expressed in terms of a target range allocation for each asset class to provide portfolio management flexibility. Short-term deviations from these allocations may exist from time to time for tactical investment or strategic implementation purposes.

Investments in debt securities are used to provide stable investment returns while protecting the funding status of the plans. Investments in equity securities are utilized to generate long-term capital appreciation to mitigate the effects of increases in benefit obligations resulting from inflation, longer life expectancy and salary growth. While most of the company’s plans are not prohibited from investing in the company’s common stock or debt securities, there are no such direct investments at the present time.

Plan assets included investments in common or collective trusts (or “CCTs”), which offer efficient access to diversified investments across various asset categories. The estimated fair value of the investments in the common or collective trusts represents the net asset value of the shares or units of such funds as determined by the issuer. A redemption notice period of no more than 30 days is required for the plans to redeem certain investments in common or collective trusts. At the present time, there are no other restrictions on how the plans may redeem their investments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Debt securities are comprised of corporate bonds, government securities, repurchase agreements and common or collective trusts with underlying investments in corporate bonds, government and asset backed securities and interest rate swaps. Corporate bonds primarily consist of investment-grade rated bonds and notes, of which no significant concentration exists in any one rating category or industry. Government securities include international government bonds, some of which are inflation-indexed. Corporate bonds and government securities are valued based on pricing models, which are determined from a compilation of primarily observable market information, broker quotes in non-active markets or similar assets.

Equity securities are diversified across various industries and are comprised of common stocks of international companies as well as common or collective trusts with underlying investments in common and preferred stocks. Publicly traded corporate equity securities are valued based on the last trade or official close of an active market or exchange on the last business day of the plan’s year. Securities not traded on the last business day are valued at the last reported bid price. As of both December 31, 2017 and 2016, direct investments in equity securities were concentrated in international securities.

Other is primarily comprised of common or collective trusts, short-term investment funds, guaranteed investment contracts and foreign currency contracts. Common or collective trusts hold underlying investments in a variety of asset classes including commodities and foreign currency contracts. The estimated fair value of foreign currency contracts is determined from broker quotes. Guaranteed investment contracts are insurance contracts that guarantee a principal repayment and a stated rate of interest. The estimated fair value of these insurance contracts represents the discounted value of guaranteed benefit payments. These insurance contracts were classified as Level 3 investments, as defined below.

The fair value hierarchy established by ASC 820, “Fair Value Measurement,” prioritizes the use of inputs used in valuation techniques into the following three levels:

• Level 1	–	quoted prices in active markets for identical assets and liabilities
• Level 2	–	inputs other than quoted prices in active markets for identical assets and liabilities that are observable, either directly or indirectly
• Level 3	–	unobservable inputs

The company measures and reports assets and liabilities at fair value utilizing pricing information received from third parties. The company performs procedures to verify the reasonableness of pricing information received for significant assets and liabilities classified as Level 2.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents, for each of the fair value hierarchy levels required under ASC 820-10, the plan assets and liabilities of the company’s defined benefit pension plans that are measured at fair value on a recurring basis as of December 31, 2017 and 2016:

	December 31, 2017				December 31, 2016
	Fair Value Hierarchy				Fair Value Hierarchy
(in thousands)	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3

Assets:
Equity securities:
Common stock	$4,806	$4,806	$—	$—	$3,187	$3,187	$—	$—

Debt securities:
Corporate bonds	155,337	—	155,337	—	139,243	—	139,243	—
Government securities	305,831	—	305,831	—	276,266	—	276,266	—

Other:
Guaranteed investment contracts	21,030	—	—	21,030	19,075	—	—	19,075
Foreign currency contracts and other	12,225	—	12,225	—	5,244	—	5,244	—

Liabilities:
Debt securities:
Repurchase agreements	(110,282)	—	(110,282)	—	(107,328)	—	(107,328)	—

Other:
Foreign currency contracts and other	(11,138)	—	(11,138)	—	(5,113)	—	(5,113)	—

Plan assets measured at fair value, net	$377,809	$4,806	$351,973	$21,030	$330,574	$3,187	$308,312	$19,075

Plan assets measured at net asset value:
CCTs – equity securities	265,647				240,203
CCTs – debt securities	380,419				337,265
CCTs – other	58,900				41,744

Plan assets not measured at fair value, net	3,431				1,161

Total plan assets, net	$1,086,206				$950,947

The following table presents a reconciliation of the beginning and ending balances of the fair value measurements using significant unobservable inputs (Level 3):

(in thousands)	2017	2016
Balance at beginning of year	$19,075	$—
Actual return on plan assets:
Assets still held at reporting date	3,388	(1,268)
Assets sold during the period	—	—
Acquisitions	—	21,923
Purchases	16	—
Sales	—	—
Settlements	(1,449)	(1,580)
Balance at end of year	$21,030	$19,075

The following table presents expected benefit payments for the company’s defined benefit pension plans:

(in thousands)
Year Ended December 31,
2018	$39,753
2019	39,055
2020	40,856
2021	52,848
2022	42,098
2023 — 2027	218,507

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Measurement dates for the company’s defined benefit pension plans are December 31. The following table sets forth the change in projected benefit obligation, plan assets and funded status of the plans:

	December 31,
(in thousands)	2017	2016
Change in projected benefit obligation
Benefit obligation at beginning of year	$987,989	$911,550
Service cost	18,780	19,507
Interest cost	22,525	26,435
Employee contributions	3,112	3,272
Currency translation	118,411	(80,418)
Actuarial (gain) loss	(15,437)	96,216
Plan amendments	(1,058)	—
Benefits paid	(33,948)	(33,695)
Settlements	(2,281)	—
Acquisitions	—	55,799
Other	—	(10,677)
Projected benefit obligation at end of year	1,098,093	987,989
Change in plan assets
Plan assets at beginning of year	950,947	920,477
Actual return on plan assets	38,657	124,210
Company contributions	15,283	14,868
Employee contributions	3,112	3,272
Currency translation	114,436	(88,852)
Benefits paid	(33,948)	(33,695)
Settlements	(2,281)	—
Acquisitions	—	21,923
Other	—	(11,256)
Plan assets at end of year	1,086,206	950,947
Funded Status - (Under)/overfunded	$(11,887)	$(37,042)
Amounts recognized in the Consolidated Balance Sheet
Pension assets included in other assets	$40,212	$30,977
Pension liabilities included in other accrued liabilities	(2,208)	(2,001)
Pension liabilities included in noncurrent liabilities	(49,891)	(66,018)
Accumulated other comprehensive loss (pre-tax)	$235,495	$231,225

During 2018, approximately $7 million of the amount of accumulated other comprehensive loss shown above is expected to be recognized as components of net periodic pension expense.

Projected benefit obligations exceeded plan assets for all defined benefit pension plans as of December 31, 2017, with the exception of the plan in the United Kingdom. In the aggregate, these plans had projected benefit obligations of $702 million and plan assets with a fair value of $650 million as of December 31, 2017.

The total accumulated benefit obligation for all defined benefit pension plans as of December 31, 2017 and 2016 was $1.0 billion and $919 million, respectively. As of December 31, 2017 and 2016, the accumulated benefit obligation exceeded plan assets for certain defined benefit pension plans in the Netherlands and Germany that the company assumed in the Stork acquisition during 2016. Plan assets exceeded the accumulated benefit obligation for each of the other plans (including the company’s legacy plan in the Netherlands) as of December 31, 2017 and 2016.

Multiemployer Pension Plans

In addition to the company’s defined benefit pension plans discussed above, the company participates in multiemployer pension plans for its union construction and maintenance craft employees. Contributions are based on the hours worked by employees covered under various collective bargaining agreements. Company contributions to these multiemployer pension

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

plans were $118 million, $108 million and $22 million during 2017, 2016 and 2015, respectively. The increase in contributions during 2017 and 2016 primarily resulted from an increase in craft employees at two nuclear power plant projects in the United States and a refinery project in Canada. The company is not aware of any significant future obligations or funding requirements related to these plans other than the ongoing contributions that are paid as hours are worked by plan participants. None of these multiemployer pension plans are individually significant to the company.

The preceding information does not include amounts related to benefit plans applicable to employees associated with certain contracts with the U.S. Department of Energy because the company is not responsible for the current or future funded status of these plans.

6.              Fair Value of Financial Instruments

The fair value hierarchy established by ASC 820, “Fair Value Measurement,” prioritizes the use of inputs used in valuation techniques into the following three levels:

•                  Level 1 — quoted prices in active markets for identical assets and liabilities

•                  Level 2 — inputs other than quoted prices in active markets for identical assets and liabilities that are observable, either directly or indirectly

•                  Level 3 — unobservable inputs

The company measures and reports assets and liabilities at fair value utilizing pricing information received from third parties. The company performs procedures to verify the reasonableness of pricing information received for significant assets and liabilities classified as Level 2.

The following table presents, for each of the fair value hierarchy levels required under ASC 820-10, the company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2017 and 2016:

	December 31, 2017				December 31, 2016
	Fair Value Hierarchy				Fair Value Hierarchy
(in thousands)	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents(1)	$1,301	$701	$600	$—	$21,035	$21,035	$—	$—

Marketable securities, current(2)	57,783	—	57,783	—	54,840	—	54,840	—

Deferred compensation trusts(3)	23,256	23,256	—	—	37,510	37,510	—	—

Marketable securities, noncurrent(4)	113,622	—	113,622	—	143,553	—	143,553	—

Derivative assets(5)
Commodity contracts	—	—	—	—	83	—	83	—
Foreign currency contracts	29,766	—	29,766	—	34,776	—	34,776	—
Liabilities:
Derivative liabilities(5)
Commodity contracts	$—	$—	$—	$—	$129	$—	$129	$—
Foreign currency contracts	29,127	—	29,127	—	43,574	—	43,574	—

(1)         Consists of registered money market funds and investments in U.S. agency securities with maturities of three months or less at the date of purchase. The fair value of the money market funds represents the net asset value of the shares of such funds as of the close of business at the end of the period. The fair value of the investments in U.S. agency securities is based on pricing models, which are determined from a compilation of primarily observable market information, broker quotes in non-active markets or similar assets.

(2)         Consists of investments in U.S. agency securities, U.S. Treasury securities, corporate debt securities and commercial paper with maturities of less than one year that are valued based on pricing models, which are determined from a compilation of primarily observable market information, broker quotes in non-active markets or similar assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(3)         Consists of registered money market funds and an equity index fund valued at fair value. These investments, which are trading securities, represent the net asset value of the shares of such funds as of the close of business at the end of the period based on the last trade or official close of an active market or exchange.

(4)         Consists of investments in U.S. agency securities, U.S. Treasury securities and corporate debt securities with maturities ranging from one year to three years that are valued based on pricing models, which are determined from a compilation of primarily observable market information, broker quotes in non-active markets or similar assets.

(5)         See Note 7 for the classification of commodity and foreign currency contracts in the Consolidated Balance Sheet. Commodity and foreign currency contracts are estimated using standard pricing models with market-based inputs, which take into account the present value of estimated future cash flows.

All of the company’s financial instruments carried at fair value are included in the table above. All of the above financial instruments are available-for-sale securities except for those held in the deferred compensation trusts (which are trading securities) and derivative assets and liabilities. The company has determined that there was no other-than-temporary impairment of available-for-sale securities with unrealized losses, and the company expects to recover the entire cost basis of the securities. The available-for-sale securities are made up of the following security types as of December 31, 2017: money market funds of $1 million, U.S. agency securities of $3 million, U.S. Treasury securities of $69 million, corporate debt securities of $97 million and commercial paper of $3 million. As of December 31, 2016, available-for-sale securities consisted of money market funds of $21 million, U.S. agency securities of $11 million, U.S. Treasury securities of $87 million and corporate debt securities of $100 million. The amortized cost of these available-for-sale securities is not materially different from the fair value. During 2017, 2016 and 2015, proceeds from sales and maturities of available-for-sale securities were $159 million, $286 million and $336 million, respectively.

In addition to assets and liabilities that are measured at fair value on a recurring basis, the company is required to measure certain assets and liabilities at fair value on a nonrecurring basis. See Notes 18 for further discussion of nonrecurring fair value measurements related to the company’s acquisition of Stork.

The carrying values and estimated fair values of the company’s financial instruments that are not required to be measured at fair value in the Consolidated Balance Sheet are as follows:

	Fair Value	December 31, 2017		December 31, 2016
(in thousands)	Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash(1)	Level 1	$1,104,316	$1,104,316	$1,133,295	$1,133,295
Cash equivalents(2)	Level 2	698,458	698,458	696,106	696,106
Marketable securities, current(3)	Level 2	103,351	103,351	56,197	56,197
Notes receivable, including noncurrent portion(4)	Level 3	26,006	26,006	29,458	29,458
Liabilities:
1.750% Senior Notes(5)	Level 2	$597,674	$622,277	$523,629	$551,582
3.375% Senior Notes(5)	Level 2	496,859	512,475	496,011	512,510
3.5% Senior Notes(5)	Level 2	493,320	513,480	492,360	508,230
Revolving Credit Facility(6)	Level 2	—	—	52,735	52,735
Other borrowings, including noncurrent portion(7)	Level 2	31,106	31,106	35,457	35,457

(1)      Cash consists of bank deposits. Carrying amounts approximate fair value.

(2)       Cash equivalents consist of held-to-maturity time deposits with maturities of three months or less at the date of purchase. The carrying amounts of these time deposits approximate fair value because of the short-term maturity of these instruments.

(3)       Marketable securities, current consist of held-to-maturity time deposits with original maturities greater than three months that will mature within one year. The carrying amounts of these time deposits approximate fair value because of the short-term maturity of these instruments. Amortized cost is not materially different from the fair value.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(4)       Notes receivable are carried at net realizable value which approximates fair value. Factors considered by the company in determining the fair value include the credit worthiness of the borrower, current interest rates, the term of the note and any collateral pledged as security. Notes receivable are periodically assessed for impairment.

(5)       The fair value of the 1.750% Senior Notes, 3.375% Senior Notes and 3.5% Senior Notes were estimated based on quoted market prices for similar issues.

(6)       Amounts represent borrowings under the company’s €125 million Revolving Credit Facility which expired in April 2017, as discussed in Note 8. The carrying amount of the borrowings under this revolving credit facility approximates fair value because of the short-term maturity.

(7)       Other borrowings primarily represent bank loans and other financing arrangements resulting from the acquisition of Stork. See Note 18 for a further discussion of the acquisition. The majority of these borrowings mature within one year. The carrying amount of borrowings under these arrangements approximates fair value because of the short-term maturity.

7.              Derivatives and Hedging

As of December 31, 2017, the company had total gross notional amounts of $828 million of foreign currency contracts outstanding (primarily related to the British Pound, Kuwaiti Dinar, Indian Rupee, Philippine Peso and South Korean Won) that were designated as hedging instruments. The foreign currency contracts are of varying duration, none of which extend beyond December 2019. There were no commodity contracts outstanding as of December 31, 2017. The impact to earnings due to hedge ineffectiveness was immaterial for the years ended December 31, 2017, 2016 and 2015.

The fair values of derivatives designated as hedging instruments under ASC 815 as of December 31, 2017 and 2016 were as follows:

	Asset Derivatives			Liability Derivatives
(in thousands)	Balance Sheet Location	December 31, 2017	December 31, 2016	Balance Sheet Location	December 31, 2017	December 31, 2016
Commodity contracts	Other current assets	$—	$83	Other accrued liabilities	$—	$129
Foreign currency contracts	Other current assets	18,667	13,231	Other accrued liabilities	19,046	16,543
Foreign currency contracts	Other assets	6,472	21,545	Noncurrent liabilities	8,654	27,031
Total		$25,139	$34,859		$27,700	$43,703

The pre-tax net gains (losses) recognized in earnings associated with the hedging instruments designated as fair value hedges for the years ended December 31, 2017, 2016 and 2015 were as follows:

Fair Value Hedges (in thousands)	Location of Loss	2017	2016	2015
Foreign currency contracts	Corporate general and administrative expense	$5,415	$(2,886)	$(5,191)

The pre-tax amount of gain (loss) recognized in earnings associated with the hedging instruments designated as fair value hedges noted in the table above offset the amount of gain (loss) recognized in earnings on the hedged items in the same locations in the Consolidated Statement of Earnings.

The after-tax amount of gain (loss) recognized in OCI and reclassified from AOCI into earnings associated with the derivative instruments designated as cash flow hedges for the years ended December 31, 2017, 2016 and 2015 was as follows:

	After-Tax Amount of Gain (Loss) Recognized in OCI				After-Tax Amount of Gain (Loss) Reclassified from AOCI into Earnings
Cash Flow Hedges (in thousands)	2017	2016	2015	Location of Gain (Loss)	2017	2016	2015
Commodity contracts	$44	$401	$(728)	Total cost of revenue	$52	$(550)	$(385)
Foreign currency contracts	5,455	(6,344)	(2,532)	Total cost of revenue	1,805	(3,224)	(1,525)
Interest rate contracts	—	—	—	Interest expense	(1,049)	(1,049)	(1,049)
Total	$5,499	$(5,943)	$(3,260)		$808	$(4,823)	$(2,959)

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2017, the company also had total gross notional amounts of $106 million of foreign currency contracts outstanding that were not designated as hedging instruments. These contracts primarily related to engineering contract obligations and monetary assets and liabilities denominated in nonfunctional currencies. As of December 31, 2017, the company had total gross notional amounts of $81 million associated with contractual foreign currency payment provisions that were deemed embedded derivatives. Net gains of $1.1 million associated with the company’s derivatives and embedded derivatives were included in Cost of Revenue for the year ended December 31, 2017. A gain of less than $0.1 million associated with the company’s derivatives were included in Cost of Revenues for the year ended December 31, 2016.

8.              Financing Arrangements

As of December 31, 2017, the company had both combination of committed and uncommitted lines of credit available to be used for revolving loans and letters of credit. As of December 31, 2017, letters of credit and borrowings totaling $1.7 billion were outstanding under these committed and uncommitted lines of credit. The committed lines of credit include a $1.7 billion Revolving Loan and Letter of Credit Facility and a $1.8 billion Revolving Loan and Letter of Credit Facility. Both facilities mature in February 2022. The company may utilize up to $1.75 billion in the aggregate of the combined $3.5 billion committed lines of credit for revolving loans, which may be used for acquisitions and/or general purposes. Each of the credit facilities may be increased up to an additional $500 million subject to certain conditions, and contain customary financial and restrictive covenants, including a maximum ratio of consolidated debt to tangible net worth of one-to-one and a cap on the aggregate amount of debt of the greater of $750 million or €750 million for the company’s subsidiaries. Borrowings under both facilities, which may be denominated in USD, EUR, GBP or CAD, bear interest at rates based on the Eurodollar Rate or an alternative base rate, plus an applicable borrowing margin.

In connection with the Stork acquisition, the company assumed a €110 million Super Senior Revolving Credit Facility that bore interest at EURIBOR plus 3.75%. In April 2016, the company repaid and replaced the €110 million Super Senior Revolving Credit Facility with a €125 million Revolving Credit Facility which was used for revolving loans, bank guarantees, letters of credit and to fund working capital in the ordinary course of business. This replacement facility, which bore interest at EURIBOR plus .75%, expired in April 2017. Outstanding borrowings of $53 million under the €125 million Revolving Credit Facility were repaid in 2017.

Letters of credit are provided in the ordinary course of business primarily to indemnify the company’s clients if the company fails to perform its obligations under its contracts. Surety bonds may be used as an alternative to letters of credit.

Consolidated debt consisted of the following:

	December 31,
(in thousands)	2017	2016
Current:
Revolving Credit Facility	$—	$52,735
Other borrowings	27,361	29,508
Long-Term:
1.750% Senior Notes	$597,674	$523,629
3.375% Senior Notes	496,859	496,011
3.5% Senior Notes	493,320	492,360
Other borrowings	3,745	5,949

In March 2016, the company issued €500 million of 1.750% Senior Notes (the “2016 Notes”) due March 21, 2023 and received proceeds of €497 million (or approximately $551 million), net of underwriting discounts. Interest on the 2016 Notes is payable annually on March 21 of each year, beginning on March 21, 2017. Prior to December 21, 2022, the company may redeem the 2016 Notes at a redemption price equal to 100 percent of the principal amount, plus a “make whole” premium described in the indenture. On or after December 21, 2022, the company may redeem the 2016 Notes at 100 percent of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. Additionally, the company may redeem the 2016 Notes at any time upon the occurrence of certain changes in U.S. tax laws, as described in the indenture, at 100 percent of the principal amount plus accrued and unpaid interest, if any, to the date of redemption.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In November 2014, the company issued $500 million of 3.5% Senior Notes (the “2014 Notes”) due December 15, 2024 and received proceeds of $491 million, net of underwriting discounts. Interest on the 2014 Notes is payable semi-annually on June 15 and December 15 of each year, and began on June 15, 2015. Prior to September 15, 2024, the company may redeem the 2014 Notes at a redemption price equal to 100 percent of the principal amount, plus a “make whole” premium described in the indenture. On or after September 15, 2024, the company may redeem the 2014 Notes at 100 percent of the principal amount plus accrued and unpaid interest, if any, to the date of redemption.

In September 2011, the company issued $500 million of 3.375% Senior Notes (the “2011 Notes”) due September 15, 2021 and received proceeds of $492 million, net of underwriting discounts. Interest on the 2011 Notes is payable semi-annually on March 15 and September 15 of each year, and began on March 15, 2012. The company may, at any time, redeem the 2011 Notes at a redemption price equal to 100 percent of the principal amount, plus a “make whole” premium described in the indenture.

For the 2016 Notes, the 2014 Notes and the 2011 Notes, if a change of control triggering event occurs, as defined by the terms of the respective indentures, the company will be required to offer to purchase the applicable notes at a purchase price equal to 101 percent of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption. The company is generally not limited under the indentures governing the 2016 Notes, the 2014 Notes and the 2011 Notes in its ability to incur additional indebtedness provided the company is in compliance with certain restrictive covenants, including restrictions on liens and restrictions on sale and leaseback transactions. We may, from time to time, repurchase the 2016 Notes, the 2014 Notes or the 2011 Notes in the open market, in privately-negotiated transactions or otherwise in such volumes, at such prices and upon such other terms as we deem appropriate.

In conjunction with the acquisition of Stork on March 1, 2016, the company assumed Stork’s outstanding debt obligations, including its 11.0% Super Senior Notes due 2017 (the ‘‘Stork Notes’’), borrowings under the €110 million Super Senior Revolving Credit Facility, and other debt obligations. On March 2, 2016, the company gave notice to all holders of the Stork Notes of the full redemption of the outstanding €273 million (or approximately $296 million) principal amount of Stork Notes plus a redemption premium of €7 million (or approximately $8 million) effective March 17, 2016. The redemption of the Stork Notes was initially funded with additional borrowings under the company’s $1.7 billion Revolving Loan and Letter of Credit Facility, which borrowings were subsequently repaid from the net proceeds of the 2016 Notes. Certain other outstanding debt obligations assumed in the Stork acquisition of €20 million (or approximately $22 million) were settled in March 2016. See Note 18 for a further discussion of the acquisition.

Other borrowings of $31 million and $35 million as of December 31, 2017 and 2016, respectively, primarily represent bank loans and other financing arrangements resulting from the acquisition of Stork, exclusive of the Stork Notes.

As of December 31, 2017, the company was in compliance with all of the financial covenants related to its debt agreements.

9.              Other Noncurrent Liabilities

The company has deferred compensation and retirement arrangements for certain key executives which generally provide for payments upon retirement, death or termination of employment. The deferrals can earn either market-based fixed or variable rates of return, at the option of the participants. As of December 31, 2017 and 2016, $395 million and $356 million, respectively, of obligations related to these plans were included in noncurrent liabilities. To fund these obligations, the company has established non-qualified trusts, which are classified as noncurrent assets. These trusts primarily hold company-owned life insurance policies, reported at cash surrender value, and marketable equity securities, reported at fair value. These trusts were valued at $382 million and $348 million as of December 31, 2017 and 2016, respectively. Periodic changes in value of these trust investments, most of which are unrealized, are recognized in earnings, and serve to mitigate changes to obligations included in noncurrent liabilities which are also reflected in earnings.

The company maintains appropriate levels of insurance for business risks, including workers compensation and general liability. Insurance coverages contain various retention amounts for which the company provides accruals based on the aggregate of the liability for reported claims and an actuarially determined estimated liability for claims incurred but not reported. Other noncurrent liabilities included $56 million and $65 million as of December 31, 2017 and 2016, respectively, relating to these liabilities. For certain professional liability risks, the company’s retention amount under its claims-made insurance policies does not include an accrual for claims incurred but not reported because there is insufficient claims history or other reliable basis to support an estimated liability. The company believes that retained professional liability amounts are manageable risks and are not expected to have a material adverse impact on results of operations or financial position.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.       Stock-Based Plans

The company’s executive stock-based plans provide for grants of nonqualified or incentive stock options, restricted stock awards or units, stock appreciation rights and performance-based Value Driver Incentive (“VDI”) units. All executive stock-based plans are administered by the Organization and Compensation Committee of the Board of Directors (“Committee”) comprised of outside directors, none of whom are eligible to participate in the executive plans. Recorded compensation cost for stock-based payment arrangements, which is generally recognized on a straight-line basis, totaled $26 million, $28 million and $36 million for the years ended December 31, 2017, 2016 and 2015, respectively, net of recognized tax benefits of $16 million, $17 million and $21 million for the years ended 2017, 2016 and 2015, respectively.

The following table summarizes restricted stock, restricted stock unit and stock option activity:

	Restricted Stock or Restricted Stock Units		Stock Options
	Number	Weighted Average Grant Date Fair Value Per Share	Number	Weighted Average Exercise Price Per Share
Outstanding as of December 31, 2014	868,521	$66.35	3,173,008	$62.92
Granted	556,323	58.85	963,288	59.05
Expired or canceled	(30,484)	64.74	(118,356)	63.60
Vested/exercised	(456,052)	62.92	(46,414)	38.25
Outstanding as of December 31, 2015	938,308	$63.62	3,971,526	$62.25
Granted	553,415	46.50	662,001	46.07
Expired or canceled	(16,298)	54.26	(63,229)	50.25
Vested/exercised	(443,062)	64.55	(88,917)	41.13
Outstanding as of December 31, 2016	1,032,363	$54.19	4,481,381	$60.45
Granted	402,783	54.88	1,103,817	55.35
Expired or canceled	(48,005)	51.58	(285,434)	63.07
Vested/exercised	(453,677)	59.89	(229,808)	40.82
Outstanding as of December 31, 2017	933,464	$51.85	5,069,956	$60.08
Options exercisable as of December 31, 2017			3,323,462	$63.41
Remaining unvested options outstanding and expected to vest			1,694,099	$53.75

As of December 31, 2017, there was a maximum of 12,819,674 shares available for future grant under the company’s various stock-based plans. Shares available for future grant included shares which may be granted by the Committee as either stock options, on a share-for-share basis, or restricted stock awards, restricted stock units and VDI units on the basis of one share for each 3.0 available shares.

Restricted stock units and restricted shares issued under the plans provide that shares awarded may not be sold or otherwise transferred until service-based restrictions have lapsed and any performance objectives have been attained as established by the Committee. Restricted stock units are rights to receive shares subject to certain service and performance conditions as established by the Committee. Generally, upon termination of employment, restricted stock units and restricted shares which have not vested are forfeited. For the company’s executives, the restricted units granted in 2017, 2016 and 2015 generally vest ratably over three years. For the company’s directors, the restricted units and shares granted in 2017, 2016 and 2015 vest or vested on the first anniversary of the grant. For directors and certain executives, restricted stock units are subject to a post-vest holding period of three years. The fair value of restricted stock units and restricted shares represents the closing price of the company’s common stock on the date of grant discounted for the post-vest holding period, when applicable. For the years 2017, 2016 and 2015, recognized compensation expense of $21 million, $27 million and $31 million, respectively, is included in corporate general and administrative expense related to restricted stock awards and units. The fair value of restricted stock units and shares that vested during 2017, 2016 and 2015 was $25 million, $22 million and $26 million, respectively. The balance of unamortized restricted stock expense as of December 31, 2017 was $8 million, which is expected to be recognized over a weighted-average period of 1.1 years.

Option grant amounts and award dates are established by the Committee. The exercise price of options represents the closing price of the company’s common stock on the date of grant.  Options normally extend for 10 years and become exercisable over a vesting period determined by the Committee. The options granted in 2017, 2016 and 2015 vest ratably

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

over three years. The aggregate intrinsic value, representing the difference between market value on the date of exercise and the option price, of stock options exercised during 2017, 2016 and 2015 was $2 million, $1 million and $1 million, respectively. The balance of unamortized stock option expense as of December 31, 2017 was $5 million, which is expected to be recognized over a weighted-average period of 1.2 years. Expense associated with stock options for the years ended December 31, 2017, 2016 and 2015, which is included in corporate general and administrative expense in the accompanying Consolidated Statement of Earnings, totaled $13 million, $10 million and $15 million, respectively.

The fair value of options on the grant date and the significant assumptions used in the Black-Scholes option-pricing model are as follows:

	December 31,
	2017	2016
Weighted average grant date fair value	$14.23	$12.55
Expected life of options (in years)	5.8	6.1
Risk-free interest rate	2.3%	1.6%
Expected volatility	27.8%	32.4%
Expected annual dividend per share	$0.84	$0.84

The computation of the expected volatility assumption used in the Black-Scholes calculations is based on a 50/50 blend of historical and implied volatility.

Information related to options outstanding as of December 31, 2017 is summarized below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price Per Share	Number Exercisable	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price Per Share
$30.46 - $35.00	76,750	1.2	$30.46	76,750	1.2	$30.46
$42.75 - $62.50	3,940,424	6.9	56.53	2,193,930	5.6	58.74
$68.36 - $80.12	1,052,782	4.6	75.54	1,052,782	4.6	75.54
	5,069,956	6.3	$60.08	3,323,462	5.2	$63.41

As of December 31, 2017, options outstanding and options exercisable had an aggregate intrinsic value of approximately $6 million and $4 million, respectively.

During 2017, 2016 and 2015, performance-based VDI units totaling 249,204; 296,052; and 430,970, respectively, were awarded to executives. These awards vest after a period of approximately three years and contain annual performance conditions for each of the three years of the vesting period. Beginning in 2016, the performance targets for each year were generally established in the first quarter of that year. Under ASC 718, performance-based awards are not deemed granted for accounting purposes until performance targets have been established. Accordingly, only one-third of the units awards in any given year are deemed to be granted each year of the three year vesting period. VDI awards granted during 2017 and 2016 are also subject to a post-vest holding period restriction for the period of three years. During 2017, units totaling 83,068 and 92,094 under the 2017 and 2016 VDI plans, respectively, were granted at weighted-average grant date fair values of $53.35 per share and $51.62 per share, respectively. The grant date fair value is determined by adjusting the closing price of the company’s common stock on the date of grant for the post-vest holding period discount and for the effect of the market condition, when applicable. For awards granted under the 2017 VDI plan, the number of units will be adjusted at the end of each performance period based on achievement of certain performance targets and market conditions, as defined in the VDI award agreement. For awards granted under the 2016 VDI plan, the number of units is adjusted at the end of each performance period based only on the achievement of certain performance targets, as defined in the VDI award agreement. Units granted under the 2017, 2016 and 2015 VDI plans can only be settled in company stock and are accounted for as equity awards in accordance with ASC 718. Compensation expense of $8 million, $8 million and $11 million related to stock-based VDI units is included in corporate general and administrative expense in 2017, 2016 and 2015, respectively. The balance of unamortized compensation expense associated with VDI units as of December 31, 2017 was $1 million, which is expected to be recognized over a weighted-average period of less than one year. During 2017, the company paid $26 million for fully vested VDI awards granted in 2014 that were settleable in cash.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.       Earnings Per Share

Basic EPS is calculated by dividing net earnings attributable to Fluor Corporation by the weighted average number of common shares outstanding during the period. Potentially dilutive securities include employee stock options, restricted stock units and shares, VDI units and the 1.5% Convertible Senior Notes (in 2015). Diluted EPS reflects the assumed exercise or conversion of all dilutive securities using the treasury stock method. As a result of the adoption of ASU 2016-09 in the first quarter of 2017, the excess tax benefits and tax deficiencies that were previously recorded to additional paid-in capital have been excluded from the hypothetical proceeds used to calculate the repurchase of shares under the treasury stock method beginning in the first quarter of 2017.

The calculations of the basic and diluted EPS for the years ended December 31, 2017, 2016 and 2015 under the treasury stock method are presented below:

	Year Ended December 31,
(in thousands, except per share amounts)	2017	2016	2015

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$191,377	$281,401	$418,170
Loss from discontinued operations, net of taxes	—	—	(5,658)
Net earnings	$191,377	$281,401	$412,512

Basic EPS attributable to Fluor Corporation:
Weighted average common shares outstanding	139,761	139,171	144,805

Earnings from continuing operations	$1.37	$2.02	$2.89
Loss from discontinued operations, net of taxes	—	—	(0.04)
Net earnings	$1.37	$2.02	$2.85

Diluted EPS attributable to Fluor Corporation:
Weighted average common shares outstanding	139,761	139,171	144,805

Diluted effect:
Employee stock options, restricted stock units and shares and VDI units	1,132	1,741	1,827
Conversion equivalent of dilutive convertible debt	—	—	90
Weighted average diluted shares outstanding	140,893	140,912	146,722

Earnings from continuing operations	$1.36	$2.00	$2.85
Loss from discontinued operations, net of taxes	—	—	(0.04)
Net earnings	$1.36	$2.00	$2.81

Anti-dilutive securities not included above	4,706	3,843	3,408

During the years ended December 31, 2016 and 2015, the company repurchased and canceled 202,650 and 10,104,988 shares of its common stock, respectively, under its stock repurchase program for $10 million and $510 million, respectively.

12.       Lease Obligations

Net rental expense amounted to approximately $144 million, $152 million and $169 million in the years ended December 31, 2017, 2016 and 2015, respectively. The company’s lease obligations relate primarily to office facilities, equipment used in connection with long-term construction contracts and other personal property. Net rental expense in 2017 and 2016 was lower compared to 2015, primarily due to a decrease in rental equipment and facilities required to support project execution activities in the Energy & Chemicals and Mining, Industrial, Infrastructure & Power segments.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The company’s obligations for minimum rentals under non-cancelable operating leases (excluding project lease agreements which are fully reimbursable by the client) are as follows:

Year Ended December 31,	(in thousands)

2018	$86,300
2019	70,900
2020	55,800
2021	35,500
2022	22,700
Thereafter	55,500

During 2015, the company sold two office buildings located in California for net proceeds of $82 million and subsequently entered into a twelve year lease with the purchaser. The resulting gain on the sale of the property was approximately $58 million, of which $7 million was recognized during the fourth quarter of 2015 and $4 million was recognized during both 2017 and 2016. These gains were included in corporate general and administrative expense in the Consolidated Statement of Earnings. The remaining deferred gain of approximately $43 million is being amortized over the remaining life of the lease on a straight-line basis.

13.       Noncontrolling Interests

The company applies the provisions of ASC 810-10-45, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net earnings attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.

As required by ASC 810-10-45, the company has separately disclosed on the face of the Consolidated Statement of Earnings for all periods presented the amount of net earnings attributable to the company and the amount of net earnings attributable to noncontrolling interests. For the years ended December 31, 2017, 2016 and 2015, net earnings attributable to noncontrolling interests were $73 million, $46 million and $62 million, respectively. Income taxes associated with earnings attributable to noncontrolling interests were immaterial in all periods presented. Distributions paid to noncontrolling interests were $47 million, $58 million and $59 million for the years ended December 31, 2017, 2016 and 2015, respectively. Capital contributions by noncontrolling interests were $6 million, $9 million and $5 million for the years ended December 31, 2017, 2016 and 2015, respectively.

14.       Contingencies and Commitments

The company and certain of its subsidiaries are subject to litigation, claims and other commitments and contingencies arising in the ordinary course of business. Although the asserted value of these matters may be significant, the company currently does not expect that the ultimate resolution of any open matters will have a material adverse effect on its consolidated financial position or results of operations.

Fluor Australia Ltd., a wholly-owned subsidiary of the company (“Fluor Australia”), completed a cost reimbursable engineering, procurement and construction management services project for Santos Ltd. (“Santos”) involving a large network of natural gas gathering and processing facilities in Queensland, Australia. On December 13, 2016, Santos filed an action in Queensland Supreme Court against Fluor Australia, asserting various causes of action and seeking damages of approximately AUD $1.47 billion. Santos has joined Fluor Corporation to the matter on the basis of a parent company guarantee issued for the project.  The company believes that the claims asserted by Santos are without merit and is vigorously defending these claims. Based upon the present status of this matter, the company does not believe it is probable that a loss will be incurred. Accordingly, the company has not recorded a charge as a result of this action.

Other Matters

The company has made claims arising from the performance under its contracts. The company recognizes revenue, but not profit, for certain claims (including change orders in dispute and unapproved change orders in regard to both scope and price) when it is determined that recovery of incurred costs is probable and the amounts can be reliably estimated. Under claims accounting (ASC 605-35-25), these requirements are satisfied when (a) the contract or other evidence provides a legal basis for the claim, (b) additional costs were caused by circumstances that were unforeseen at the contract date and not the

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

result of deficiencies in the company’s performance, (c) claim-related costs are identifiable and considered reasonable in view of the work performed, and (d) evidence supporting the claim is objective and verifiable. Similarly, the company recognizes disputed back charges to suppliers or subcontractors as a reduction of cost when the same requirements have been satisfied. The company periodically evaluates its positions and amounts recognized with respect to all its claims and back charges. As of December 31, 2017 and 2016, the company had recorded $124 million and $61 million, respectively, of claim revenue for costs incurred to date and such costs are included in contract work in progress. Additional costs, which will increase the claim revenue balance over time, are expected to be incurred in future periods. The company had also recorded disputed back charges totaling $18 million and $41 million as of December 31, 2017 and 2016, respectively. The company believes the ultimate recovery of amounts related to these claims and back charges is probable in accordance with ASC 605-35-25.

From time to time, the company enters into significant contracts with the U.S. government and its agencies. Government contracts are subject to audits and investigations by government representatives with respect to the company’s compliance with various restrictions and regulations applicable to government contractors, including but not limited to the allowability of costs incurred under reimbursable contracts. In connection with performing government contracts, the company maintains reserves for estimated exposures associated with these matters.

The company’s operations are subject to and affected by federal, state and local laws and regulations regarding the protection of the environment. The company maintains reserves for potential future environmental cost where such obligations are either known or considered probable, and can be reasonably estimated. The company believes, based upon present information available to it, that its reserves with respect to future environmental cost are adequate and such future cost will not have a material effect on the company’s consolidated financial position, results of operations or liquidity.

15.       Guarantees

In the ordinary course of business, the company enters into various agreements providing performance assurances and guarantees to clients on behalf of certain unconsolidated and consolidated partnerships, joint ventures and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities. The performance guarantees have various expiration dates ranging from mechanical completion of the project being constructed to a period extending beyond contract completion in certain circumstances. The maximum potential amount of future payments that the company could be required to make under outstanding performance guarantees, which represents the remaining cost of work to be performed by or on behalf of third parties under engineering and construction contracts, was estimated to be $14 billion as of December 31, 2017. Amounts that may be required to be paid in excess of estimated cost to complete contracts in progress are not estimable. For cost reimbursable contracts, amounts that may become payable pursuant to guarantee provisions are normally recoverable from the client for work performed under the contract. For lump-sum or fixed-price contracts, the performance guarantee amount is the cost to complete the contracted work, less amounts remaining to be billed to the client under the contract. Remaining billable amounts could be greater or less than the cost to complete. In those cases where costs exceed the remaining amounts payable under the contract, the company may have recourse to third parties, such as owners, co-venturers, subcontractors or vendors for claims. The company assessed its performance guarantee obligation as of December 31, 2017 and 2016 in accordance with ASC 460, “Guarantees,” and the carrying value of the liability was not material.

Financial guarantees, made in the ordinary course of business in certain limited circumstances, are entered into with financial institutions and other credit grantors and generally obligate the company to make payment in the event of a default by the borrower. These arrangements generally require the borrower to pledge collateral to support the fulfillment of the borrower’s obligation.

16.       Partnerships and Joint Ventures

In the normal course of business, the company forms partnerships or joint ventures primarily for the execution of single contracts or projects. The majority of these partnerships or joint ventures are characterized by a 50 percent or less, noncontrolling ownership or participation interest, with decision making and distribution of expected gains and losses typically being proportionate to the ownership or participation interest. Many of the partnership and joint venture agreements provide for capital calls to fund operations, as necessary. Accounts receivables related to work performed for unconsolidated partnerships and joint ventures included in “Accounts and notes receivable, net” on the Consolidated Balance Sheet were $83 million and $392 million as of December 31, 2017 and 2016, respectively. The decrease in this receivable balance in 2017 resulted primarily from collections from one Energy & Chemicals joint venture project in the United States. Notes receivable

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

from unconsolidated partnerships and joint ventures included in “Accounts and notes receivable, net” and “Other assets” on the Consolidated Balance Sheet were $22 million and $19 million as of December 31, 2017 and 2016, respectively.

For unconsolidated construction partnerships and joint ventures, the company generally recognizes its proportionate share of revenue, cost and profit in its Consolidated Statement of Earnings and uses the one-line equity method of accounting on the Consolidated Balance Sheet, which is a common application of ASC 810-10-45-14 in the construction industry. The equity method of accounting is also used for other investments in entities where the company has significant influence. The company’s investments in unconsolidated partnerships and joint ventures accounted for under these methods amounted to $726 million and $454 million as of December 31, 2017 and 2016, respectively, and were classified under “Investments” and “Other accrued liabilities” on the Consolidated Balance Sheet. The following is a summary of aggregate, unaudited balance sheet data for these unconsolidated partnerships and joint ventures where the company’s investment is presented as a one-line equity method investment: As of December 31, 2017, current assets of $3.7 billion, noncurrent assets of $1.7 billion, current liabilities of $2.1 billion and noncurrent liabilities of $1.7 billion; as of December 31, 2016, current assets of $3.5 billion, noncurrent assets of $1.3 billion, current liabilities of $3.0 billion and noncurrent liabilities of $628 million. Additionally, the following is a summary of aggregate, unaudited income statement data for unconsolidated partnerships and joint ventures where the equity method of accounting is used to recognize the company’s share of net earnings or losses of investees: Revenue of $1.5 billion, $1.6 billion and $961 million for 2017, 2016 and 2015, respectively; cost of revenue of $1.4 billion, $1.5 billion and $926 million for 2017, 2016 and 2015, respectively; and net earnings of $26 million, $30 million and $14 million for 2017, 2016 and 2015, respectively.

In February 2016, the company made an initial cash investment of $350 million in COOEC Fluor Heavy Industries Co., Ltd. (“CFHI”), a joint venture in which the company has a 49% ownership interest and Offshore Oil Engineering Co., Ltd., a subsidiary of China National Offshore Oil Corporation, has 51% ownership interest. Through CFHI, the two companies own, operate and manage the Zhuhai Fabrication Yard in China’s Guangdong province. The company made additional investments of $62 million in 2016 and $26 million in 2017 and has a future funding commitment of $52 million.

Variable Interest Entities

In accordance with ASC 810, “Consolidation,” the company assesses its partnerships and joint ventures at inception to determine if any meet the qualifications of a VIE. The company considers a partnership or joint venture a VIE if it has any of the following characteristics: (a) the total equity investment is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) characteristics of a controlling financial interest are missing (either the ability to make decisions through voting or other rights, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity), or (c) the voting rights of the equity holders are not proportional to their obligations to absorb the expected losses of the entity and/or their rights to receive the expected residual returns of the entity, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights. Upon the occurrence of certain events outlined in ASC 810, the company reassesses its initial determination of whether the partnership or joint venture is a VIE. The majority of the company’s partnerships and joint ventures qualify as VIEs because the total equity investment is typically nominal and not sufficient to permit the entity to finance its activities without additional subordinated financial support.

The company also performs a qualitative assessment of each VIE to determine if the company is its primary beneficiary, as required by ASC 810. The company concludes that it is the primary beneficiary and consolidates the VIE if the company has both (a) the power to direct the economically significant activities of the entity and (b) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The company considers the contractual agreements that define the ownership structure, distribution of profits and losses, risks, responsibilities, indebtedness, voting rights and board representation of the respective parties in determining if the company is the primary beneficiary. The company also considers all parties that have direct or implicit variable interests when determining whether it is the primary beneficiary. As required by ASC 810, management’s assessment of whether the company is the primary beneficiary of a VIE is continuously performed.

The net carrying value of the unconsolidated VIEs classified under “Investments” and “Other accrued liabilities” on the Consolidated Balance Sheet was a net asset of $216 million as of December 31, 2017 and a net liability of $9 million as of December 31, 2016. Some of the company’s VIEs have debt; however, such debt is typically non-recourse in nature. The company’s maximum exposure to loss as a result of its investments in unconsolidated VIEs is typically limited to the aggregate of the carrying value of the investment and future funding necessary to satisfy the contractual obligations of the VIE. Future funding commitments as of December 31, 2017 for the unconsolidated VIEs were $39 million.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In some cases, the company is required to consolidate certain VIEs. As of December 31, 2017, the carrying values of the assets and liabilities associated with the operations of the consolidated VIEs were $1.2 billion and $700 million, respectively. As of December 31, 2016, the carrying values of the assets and liabilities associated with the operations of the consolidated VIEs were $959 million and $566 million, respectively. The assets of a VIE are restricted for use only for the particular VIE and are not available for general operations of the company.

The company has agreements with certain VIEs to provide financial or performance assurances to clients. See Note 15 for a further discussion of such agreements.

17.       Operations by Business Segment and Geographic Area

The company provides professional services in the fields of engineering, procurement, construction, fabrication and modularization, commissioning and maintenance, as well as project management services, on a global basis and serves a diverse set of industries worldwide.

During the first quarter of 2017, the company changed the name of the Maintenance, Modification & Asset Integrity segment to Diversified Services. During the first quarter of 2018, the company changed the composition of its reportable segments to align them with the manner in which the chief executive officer manages the business and allocates resources. The operations of the company’s mining and metals business, previously included in the Energy & Chemicals segment, have been included in the Mining, Industrial, Infrastructure & Power segment. The company reports its operating results in the following four reportable segments: Energy & Chemicals; Mining, Industrial, Infrastructure & Power; Government; and Diversified Services. Segment operating information and assets for all periods have been recast to reflect these changes.

The Energy & Chemicals segment focuses on opportunities in the upstream, midstream, downstream, chemical, petrochemical, offshore and onshore oil and gas production, liquefied natural gas and pipeline markets. This segment has long served a broad spectrum of industries as an integrated solutions provider offering a full range of design, engineering, procurement, construction, fabrication and project management services. The revenue of a single customer and its affiliates of the Energy & Chemicals segment amounted to 13 percent, 10 percent and 11 percent of the company’s consolidated revenue during the years ended December 31, 2017, 2016 and 2015, respectively.

The Mining, Industrial, Infrastructure & Power segment provides design, engineering, procurement, construction and project management services to the mining and metals, transportation, life sciences, advanced manufacturing, water and power sectors. The Mining, Industrial, Infrastructure & Power segment includes the operations of NuScale Power, LLC, a small modular nuclear reactor technology company, which is managed as a separate operating segment within the Mining, Industrial, Infrastructure & Power segment.

The Government segment provides engineering, construction, logistics, base and facilities operations and maintenance, contingency response and environmental and nuclear services to the U.S. government and governments abroad. The percentage of the company’s consolidated revenue from work performed for various agencies of the U.S. government was 15 percent, 13 percent and 12 percent during the years ended December 31, 2017, 2016 and 2015, respectively.

The Diversified Services segment includes Stork, which provides facility start-up and management, plant and facility maintenance, operations support and asset management services to the oil and gas, chemicals, life sciences, mining and metals, consumer products and manufacturing industries. The Diversified Services segment also includes the operations of the company’s equipment and temporary staffing businesses and power services.

The reportable segments follow the same accounting policies as those described in Major Accounting Policies. Management evaluates a segment’s performance based upon segment profit. The company incurs cost and expenses and holds certain assets at the corporate level which relate to its business as a whole. Certain of these amounts have been charged to the company’s business segments by various methods, largely on the basis of usage. Total assets not allocated to segments and held in “Corporate and other” primarily include cash, marketable securities, income-tax related assets, pension assets, deferred compensation trust assets and corporate property, plant and equipment.

Segment profit is an earnings measure that the company utilizes to evaluate and manage its business performance. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate general and administrative expense; interest expense; interest income; domestic and foreign income taxes; other non-operating income and expense items; and loss from discontinued operations.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Operating Information by Segment

	Year Ended December 31,
(in millions)	2017	2016	2015
External revenue
Energy & Chemicals	$8,565.8	$9,250.0	$10,040.2
Mining, Industrial, Infrastructure & Power	5,178.4	4,598.7	4,089.2
Government	3,232.7	2,720.0	2,557.4
Diversified Services	2,544.1	2,467.8	1,427.2
Total external revenue	$19,521.0	$19,036.5	$18,114.0
Segment profit (loss)
Energy & Chemicals	$424.9	$366.4	$764.5
Mining, Industrial, Infrastructure & Power	(141.0)	170.9	57.2
Government	127.9	85.1	83.1
Diversified Services	133.6	121.9	127.4
Total segment profit	$545.4	$744.3	$1,032.2
Depreciation and amortization of fixed assets
Energy & Chemicals	$—	$—	$—
Mining, Industrial, Infrastructure & Power	4.7	3.9	4.0
Government	2.8	2.3	3.2
Diversified Services	137.6	139.5	113.4
Corporate and other	61.0	65.4	68.1
Total depreciation and amortization of fixed assets	$206.1	$211.1	$188.7
Capital expenditures
Energy & Chemicals	$—	$—	$—
Mining, Industrial, Infrastructure & Power	27.7	2.2	6.1
Government	4.2	2.1	3.9
Diversified Services	187.1	153.1	158.9
Corporate and other	64.1	78.5	71.3
Total capital expenditures	$283.1	$235.9	$240.2
Total assets
Energy & Chemicals	$1,674.2	$2,235.7
Mining, Industrial, Infrastructure & Power	1,067.3	862.4
Government	732.0	493.7
Diversified Services	2,120.4	1,952.7
Corporate and other	3,733.8	3,671.9
Total assets	$9,327.7	$9,216.4
Goodwill
Energy & Chemicals	$12.6	$12.6
Mining, Industrial, Infrastructure & Power	17.8	16.5
Government	58.0	58.0
Diversified Services	476.3	445.1
Total goodwill	$564.7	$532.2

•       Energy & Chemicals. Segment profit for 2017 was adversely affected by pre-tax charges totaling $44 million (or $0.20 per diluted share) resulting from forecast revisions for estimated cost increases on a downstream project. Segment profit for 2016 was adversely affected by pre-tax charges totaling $265 million (or $1.20 per diluted share) related to forecast revisions for estimated cost increases on a petrochemicals project in the United States. The decrease in total assets in the Energy & Chemicals segment resulted from decreased working capital in support of project execution activities.

•      Mining, Industrial, Infrastructure & Power. Segment profit for 2017 was adversely affected by pre-tax charges totaling $260 million (or $1.18 per diluted share) resulting from forecast revisions for estimated cost growth at three fixed-price, gas-fired power plant projects in the southeastern United States. Segment profit for 2015 included a loss of $60 million (or

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

$0.26 per diluted share) resulting from forecast revisions for a large gas-fired power plant in Brunswick County, Virginia. Segment profit for all periods included the operations of NuScale, which are primarily for research and development activities associated with the licensing and commercialization of small modular nuclear reactor technology. NuScale expenses included in the determination of segment profit were $76 million, $92 million and $80 million during 2017, 2016 and 2015, respectively. NuScale expenses for 2017, 2016 and 2015 were reported net of qualified reimbursable expenses of $48 million, $57 million and $65 million, respectively. (See Note 1 for a further discussion of the cooperative agreement between NuScale and the DOE.) The increase in total assets in the Mining, Industrial, Infrastructure & Power segment resulted from increased working capital in support of project execution activities.

Total assets in the Mining, Industrial, Infrastructure & Power segment as of December 31, 2017 included accounts receivable related to the two subcontracts with Westinghouse to manage the construction workforce at the Plant Vogtle and V.C. Summer nuclear power plant projects. On March 29, 2017 (“the bankruptcy petition date”), Westinghouse filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court, Southern District of New York. In the third quarter of 2017, the V.C. Summer project was cancelled by the owner. In the fourth quarter of 2017, the remaining scope of work on the Plant Vogtle project was transferred to a new contractor. In addition to amounts due for post-petition services, total assets as of December 31, 2017 included amounts due of $66 million and $2 million for services provided to the V.C. Summer and Plant Vogtle projects, respectively, prior to the date of the bankruptcy petition. The company filed mechanic’s liens in South Carolina against the property of the owner of the V.C. Summer project for amounts due for pre-petition services rendered to Westinghouse. Based on the company’s evaluation of available information, the company does not expect the close-out of these projects to have a material impact on the company’s results of operations.

•       Government. The increase in total assets in the Government segment resulted from increased working capital in support of project execution activities for the Power Infrastructure Restoration Project in Puerto Rico.

•         Diversified Services. During 2017, 2016 and 2015, intercompany revenue for the Diversified Services segment, excluded from the amounts shown above, was $589 million, $524 million and $439 million, respectively. The increase in total assets in the Diversified Services segment resulted from increased working capital in support of project execution activities.

Reconciliation of Total Segment Profit to Earnings from Continuing Operations Before Taxes

	Year Ended December 31,
(in millions)	2017	2016	2015
Total segment profit	$545.4	$744.3	$1,032.2
Gain related to a partial sale of a subsidiary	—	—	68.2
Pension settlement charge	—	—	(239.9)
Corporate general and administrative expense	(192.2)	(191.1)	(168.3)
Interest income (expense), net	(39.9)	(52.6)	(28.1)
Earnings attributable to noncontrolling interests	73.1	46.0	62.5
Earnings from continuing operations before taxes	$386.4	$546.6	$726.6

•        Corporate general and administrative expense. Foreign currency exchange losses of $21 million and foreign currency exchange gains of $35 million were included in corporate general and administrative expense during 2017 and 2016, respectively. Corporate general and administrative expense also included organizational realignment expenses (primarily severance and facility exit costs) of $20 million and $38 million during 2017 and 2016, respectively. Additionally, corporate general and administrative expense in 2016 included transaction and integration costs associated with the Stork acquisition of $25 million.

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Operating Information by Geographic Area

Engineering services for international projects are often performed within the United States or a country other than where the project is located. Revenue associated with these services has been classified within the geographic area where the work was performed.

	External Revenue Year Ended December 31,			Total Assets As of December 31,
(in millions)	2017	2016	2015	2017	2016
United States	$10,071.1	$9,891.9	$7,857.3	$4,808.1	$4,842.4
Canada	1,447.5	2,170.1	2,459.3	490.5	749.5
Asia Pacific (includes Australia)	985.5	1,010.2	870.4	729.3	645.8
Europe	4,358.3	3,372.1	2,509.2	2,238.0	2,103.7
Central and South America	968.2	1,006.2	2,560.4	675.0	499.7
Middle East and Africa	1,690.4	1,586.0	1,857.4	386.8	375.3
Total	$19,521.0	$19,036.5	$18,114.0	$9,327.7	$9,216.4

Non-Operating (Income) Expense

Non-operating income (net of expenses) of $6 million and $7 million was included in corporate general and administrative expense in 2017 and 2015, respectively. Non-operating expenses (net of income) of $1 million were included in corporate general and administrative expense in 2016.

18.       Acquisitions of Stork Holding B.V.

On March 1, 2016 (“the acquisition date”), the company acquired 100 percent of Stork for an aggregate purchase price of €695 million (or approximately $756 million), including the assumption of debt and other liabilities. Stork, based in the Netherlands, is a global provider of maintenance, modification and asset integrity services associated with large existing industrial facilities in the oil and gas, chemicals, petrochemicals, industrial and power markets. The company paid €276 million (or approximately $300 million) in cash consideration. The company borrowed €200 million (or approximately $217 million) under its $1.7 billion Revolving Loan and Letter of Credit Facility, and paid €76 million (or approximately $83 million) of cash on hand to initially finance the Stork acquisition. The €200 million borrowed under the $1.7 billion Revolving Loan and Letter of Credit Facility was subsequently repaid from the net proceeds of the 2016 Notes as discussed in Note 8.

In conjunction with the acquisition, the company assumed Stork’s outstanding debt obligations, including the Stork Notes, borrowings under a €110 million Super Senior Revolving Credit Facility, and other debt obligations. On March 2, 2016, the company gave notice to all holders of the Stork Notes of the full redemption of the outstanding €273 million (or approximately $296 million) principal amount of Stork Notes plus a redemption premium of €7 million (or approximately $8 million) effective March 17, 2016. The redemption of the Stork Notes was initially funded with additional borrowings under the company’s $1.7 billion Revolving Loan and Letter of Credit Facility, which borrowings were subsequently repaid from the net proceeds of the 2016 Notes. Certain other outstanding debt obligations assumed in the Stork acquisition of €20 million (or approximately $22 million) were settled in March 2016. In April 2016, the company repaid and replaced the €110 million Super Senior Revolving Credit Facility with a €125 million Revolving Credit Facility that was available to fund working capital in the ordinary course of business. This replacement facility, which bore interest at EURIBOR plus .75%, expired in April 2017. Outstanding borrowings of $53 million under the €125 million Revolving Credit Facility were repaid in the first quarter of 2017.

The company completed its valuation of Stork’s assets and liabilities at the end of 2016. The aggregate purchase price noted above was allocated to the major categories of assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date. The excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired, totaling €384 million (or approximately $417 million), has been recorded as goodwill.

The fair value of acquired intangible assets, which consisted primarily of customer relationships and trade names, as well as below market contracts and leases were determined using income-based approaches that utilized unobservable Level 3 inputs, including significant management assumptions such as forecasted revenue and operating margins, customer attrition, and weighted average cost of capital. Customer relationships are being amortized on a straight-line basis over their estimated useful lives of 8 years. Acquired trade names with finite lives are being amortized on a straight-line basis over their

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

estimated useful lives, ranging from 2 to 15 years. Trade names with indefinite lives are not amortized, but are subject to annual impairment testing (See Note 1).

The fair value of property, plant and equipment was determined using a cost-based approach that considers the estimated reproductive cost of the assets adjusted for depreciation factors, which include physical deterioration and functional or economic obsolescence. This approach uses Level 3 inputs that are generally unobservable in the marketplace. A market-based approach was also applied as a secondary method to estimate the fair value of certain assets. The market-based approach utilized observable Level 2 inputs for similar assets in active markets.

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired. Factors contributing to the goodwill balance include the acquired established workforce and the estimated future synergies associated with the combined operations. Of the total goodwill recorded in conjunction with the Stork acquisition, none is expected to be deductible for tax purposes. The goodwill recognized in conjunction with the Stork acquisition has been reported in the Diversified Services segment.

The following table summarizes the fair values of assets acquired and liabilities assumed as of the acquisition date:

(in thousands)	In EUR	In USD
Cash and cash equivalents	€54,441	$59,204
Accounts and notes receivable	167,894	182,585
Contract work in process	96,667	105,125
Other current assets	51,065	55,533
Property, plant and equipment	162,525	176,746
Investments	1,487	1,617
Intangible assets	171,000	185,963
Goodwill	383,734	417,310
Deferred taxes, net	9,867	10,730
Other assets	900	979
Trade accounts payable	(113,898)	(123,864)
Advance billings on contracts	(21,364)	(23,234)
Other accrued liabilities	(205,034)	(222,975)
Revolving credit facility and other borrowings	(400,228)	(435,248)
Long-term debt	(15,295)	(16,633)
Noncurrent liabilities	(65,001)	(70,689)
Noncontrolling interests	(2,947)	(3,205)
Net assets acquired	€275,813	$299,944

Since the acquisition date, revenue and earnings from Stork of $1.2 billion and $10 million, respectively, for the year ended December 31, 2016 have been included in the Consolidated Statement of Earnings. Integration costs of $14 million and transaction costs of $11 million were included in corporate general and administrative expense for the year ended December 31, 2016.

The following pro forma financial information reflects the Stork acquisition as if it had occurred on January 1, 2015 and includes adjustments for debt refinancing and transaction costs.

	Year Ended December 31,
(in thousands)	2016	2015
Pro forma revenue	$19,262,991	$19,786,167
Pro forma net earnings attributable to Fluor Corporation	283,705	413,040

19.       Partial Sale of a Subsidiary

On September 30, 2015, the company sold 50% of its ownership of Fluor S.A., its principal Spanish operating subsidiary, to Sacyr Industrial, S.L.U. for a cash purchase price of approximately $46 million, subject to certain purchase price

FLUOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

adjustments. The company deconsolidated the subsidiary and recorded a pre-tax non-operating gain of $68 million during the third quarter of 2015, which was determined based on the sum of the proceeds received on the sale and the estimated fair value of the company’s retained 50% noncontrolling interest, less the carrying value of the net assets associated with the former subsidiary. The estimated fair value of the company’s retained noncontrolling interest was $44 million as of the transaction date. The fair value was estimated using a combination of income-based and market-based valuation approaches utilizing unobservable Level 3 inputs, including significant management assumptions such as forecasted revenue and operating margins, weighted average cost of capital and earnings multiples. Observable inputs, such as the cash consideration received for the divested share of the entity, were also considered.

20.       Quarterly Financial Data (Unaudited)

The following is a summary of the quarterly results of operations:

(in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2017
Revenue	$4,835.9	$4,716.1	$4,941.6	$5,027.4
Cost of revenue	4,685.9	4,684.1	4,720.1	4,812.4
Earnings (loss) before taxes	93.4	(23.9)	165.4	151.5
Net earnings (loss)	77.4	(6.6)	112.9	80.8
Net earnings (loss) attributable to Fluor Corporation	60.6	(24.0)	94.5	60.3
Earnings (loss) per share
Basic	$0.43	$(0.17)	$0.68	$0.43
Diluted	0.43	(0.17)	0.67	0.43
Year ended December 31, 2016
Revenue	$4,423.9	$4,856.1	$4,766.9	$4,989.6
Cost of revenue	4,168.1	4,607.9	4,729.7	4,740.5
Earnings (loss) before taxes	189.2	181.4	(2.7)	178.7
Net earnings	119.0	120.0	17.4	71.0
Net earnings attributable to Fluor Corporation	104.3	101.8	4.8	70.5
Earnings per share
Basic	$0.75	$0.73	$0.03	$0.51
Diluted	0.74	0.72	0.03	0.50

Net earnings in the first, second and fourth quarters of 2017 were adversely affected by pre-tax charges totaling $25 million (or $0.11 per diluted share), $194 million (or $0.89 per diluted share), and $41 million (or $0.19 per diluted share), respectively, resulting from forecast revisions for estimated cost growth at three fixed-price, gas-fired power plant projects in the southeastern United States. Net earnings in the second, third and fourth quarters of 2017 were adversely affected by pre-tax charges totaling $6 million (or $0.03 per diluted share), $9 million (or $0.04 per diluted share), and $29 million (or $0.13 per diluted share), respectively, resulting from forecast revisions for estimated cost increases on a downstream project. Additionally, net earnings in the fourth quarter of 2017 were adversely affected by $37 million (or $0.27 per diluted share) related to the recently enacted tax reform legislation in the United States.

Net earnings in the second and third quarters of 2016 were adversely affected by pre-tax charges of $24 million (or $0.10 per diluted share) and $241 million (or $1.10 per diluted share), respectively, related to forecast revisions for estimated cost increases on a petrochemicals project in the United States.